EXHIBIT 10.48

                              SHOPPING CENTER LEASE

                                     BETWEEN


                         OPRY MILLS LIMITED PARTNERSHIP
                                    LANDLORD


                                       AND

                      BIG BUCK BREWERY AND STEAKHOUSE, INC.
                                     TENANT


                                       FOR


                           OPRY MILLS SHOPPING CENTER


                              NASHVILLE, TENNESSEE

                             Dated: November 9, 2000


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                                TABLE OF CONTENTS

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ARTICLE                                                                                                       PAGE
-------                                                                                                       ----
I  INTRODUCTORY PROVISIONS.......................................................................................3

II  GRANT AND TERM...............................................................................................5

III  RENT........................................................................................................7

IV  PREPARATION OF LEASED PREMISES...............................................................................9

V  CONDUCT OF BUSINESS..........................................................................................12

VI  COMMON AREAS................................................................................................15

VII  REPAIRS AND MAINTENANCE....................................................................................16

VIII  TAXES.....................................................................................................17

IX  INSURANCE, INDEMNITY AND LIABILITY..........................................................................19

X  DESTRUCTION OF LEASED PREMISES...............................................................................21

XI  CONDEMNATION................................................................................................22

XII  ASSIGNMENT, SUBLETTING AND ENCUMBERING LEASE...............................................................23

XIII  SUBORDINATION, ATTORNMENT, FINANCING AND ESTOPPEL.........................................................25

XIV  ADVERTISING AND PROMOTION..................................................................................27

XV  DEFAULT AND REMEDIES........................................................................................28

XVI  RIGHT OF ACCESS............................................................................................31

XVII  FORCE MAJEURE.............................................................................................31

XVIII  END OF TERM..............................................................................................32

XIX  COVENANT OF QUIET ENJOYMENT................................................................................32

XX  UTILITIES...................................................................................................32

XXI  MISCELLANEOUS..............................................................................................33


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

EXHIBITS
--------

Exhibit A         -        Site Plan and Premises Plan
Exhibit B         -        Description of Landlord's Work
Exhibit C         -        Description of Tenant's Work
Exhibit D         -        Reserved Uses
Exhibit E         -        Signage Criteria
Exhibit F         -        Prohibited Uses
Exhibit G         -        Commencement and Expiration Date Declaration
Exhibit H         -        Nondisturbance Agreement


                              SHOPPING CENTER LEASE
                                   OPRY MILLS

         THIS SHOPPING CENTER LEASE (this "Lease") dated as of this 9th day of
November, 2000, by and between OPRY MILLS LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and BIG BUCK BREWERY & STEAKHOUSE, INC., a
Michigan corporation ("Tenant").


                                   DATA SHEET


         The following references furnish data to be incorporated in the specified Sections of this Lease and shall be construed to incorporate all of the terms of the entire Section as stated in this Lease:

(1)      Section 2.1:  LEASED PREMISES:

         a one-level store building known as Space R-4, containing approximately
         20,046 square feet of GLA, consisting of approximately 16,757 square feet of restaurant space (the "Restaurant Space") and approximately
         3,289 square feet of storage space (the "Storage Space"), as depicted on the site plan attached hereto as Exhibit "A," subject to minor deviations mutually agreed to by Landlord and Tenant.

(2)      Section 2.1:  SHOPPING CENTER:

         the Shopping Center designated as Opry Mills or by such other name as Landlord may from time to time hereafter designate, which is a certain tract of land owned by Landlord located in Nashville, Tennessee (the
         "State").

(3)      Section 2.2:  TERM:

         FIXTURING PERIOD: the one hundred eighty (180) day fixturing period following the delivery of possession of the Leased Premises.

         ORIGINAL TERM: ten (10) full years.

         OPTION PERIOD: one (1) renewal option of five (5) full years.

(4)      Section 3.1(a): RESTAURANT SPACE MINIMUM RENT:

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                                    ANNUAL RESTAURANT
                                      SPACE MINIMUM         ANNUAL RESTAURANT        MONTHLY RESTAURANT
                                          RENT                   SPACE                     SPACE
            PERIOD                   PER SQUARE FOOT          MINIMUM RENT             MINIMUM RENT
            ------                   ---------------          ------------             ------------
From the                                 $28.00                  $469,196.00               $39,099.67
Commencement Date to
the day before the 2nd
Anniversary Date

From the 2nd                             $28.50                  $477,574.50               $39,797.87
Anniversary Date to the
day before the 4th
Anniversary Date

From the 4th Anniversary                 $29.00                  $485,953.00               $40,496.08
Date to the day before the


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

                                    ANNUAL RESTAURANT
                                      SPACE MINIMUM         ANNUAL RESTAURANT        MONTHLY RESTAURANT
                                          RENT                   SPACE                     SPACE
            PERIOD                   PER SQUARE FOOT          MINIMUM RENT             MINIMUM RENT
            ------                   ---------------          ------------             ------------
6th Anniversary Date

From the 6th Anniversary                 $29.50                  $494,331.50               $41,195.29
Date to the day before the
8th Anniversary Date

From the 8th Anniversary                 $30.00                  $502,710.00               $41,892.50
Date to the Expiration
Date

Years 11 - 12 (portion of                $31.50                  $527,845.50               $43,987.13
Option Period)

Years 13 - 15 (portion of                $34.40                  $576,440.80               $48,036.73
Option Period)



STORAGE SPACE RENT:

                                     ANNUAL STORAGE
                                        SPACE RENT            ANNUAL STORAGE            MONTHLY STORAGE
            PERIOD                   PER SQUARE FOOT            SPACE RENT                SPACE RENT
            ------                   ---------------           ----------                ----------
From the                                 $15.00                  $49,335.00                $4,111.25
Commencement Date to
the day before the 2nd
Anniversary Date

From the 2nd                             $15.50                  $50,979.50                $4,248.29
Anniversary Date to the
day before the 4th
Anniversary Date

From the 4th Anniversary                 $16.00                  $52,624.00                $4,385.33
Date to the day before the
6th Anniversary Date

From the 6th Anniversary                 $16.50                  $54,268.50                $4,522.38
Date to the day before the
8th Anniversary Date

From the 8th Anniversary                 $17.00                  $55,913.00                $4,659.42
Date to the Expiration
Date

Years 11 - 12 (portion of                $20.40                  $67,095.60                $5,591.30
Option Period)

Years 13 - 15 (portion of                $22.28                  $73,278.92                $6,106.58
Option Period)


Restaurant Space Minimum Rent and Storage Space Rent are collectively referred to in this Lease as "Minimum Rent." The amounts of annual Restaurant Space Minimum Rent and monthly Restaurant Space Minimum Rent and the amounts of annual Storage Space Rent and monthly Storage Space Rent set forth in the foregoing tables are based on a GLA of Restaurant Space within the Leased Premises equal to 16,757 square feet and a GLA of Storage Space within the Leased Premises equal to 3,289 square feet. As more fully provided hereafter, upon substantial completion of Landlord's Work, the actual GLA of the Leased Premises shall be determined by Landlord's architect or engineer, subject to reasonable confirmation by Tenant, and the

Minimum Rent, computed at the rates set forth in the foregoing tables, shall be determined and confirmed prior to the Commencement Date. It is expressly understood that in no event shall the GLA dedicated to Storage Space exceed 3,300 square feet for the purpose of the calculation of Storage Space Rent and any GLA in excess of 3,300 square feet dedicated to Storage Space shall be deemed to be Restaurant Space for the purpose of the calculation of Restaurant Space Minimum Rent.

(5)      Section 3.2:  PERCENTAGE RENT:

         six percent (6%) (the "percentage factor") of Gross Sales (as defined in Section 3.2 below) made during each Lease Year (as defined in
         Section 2.2 below) of the Term hereof in excess of $8,500,000 (the "Sales Break Point").

(6) Section 3.3: RENT PAYMENT ADDRESS: c/o The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, or such other place as Landlord may notify Tenant in writing from time to time.

(7) Section 4.3: ALLOWANCE: an amount equal to Ninety-eight and 52/100ths Dollars ($98.52) per square foot of GLA but not to exceed One Million Nine Hundred Seventy-five Thousand and 00/100 dollars ($1,975,000.00).

(8)      Section 5.1:  USE AND TRADE NAME:

         PERMITTED USE: Tenant shall use the Leased Premises for the use set forth below, and for no other purpose:

         Operation of a full-service restaurant having a steakhouse and brewpub theme, including the sale of alcoholic beverages for on-premises consumption (subject to applicable licensing requirements) and the manufacture of beer, root beer and other beverages (subject to applicable licensing requirements).

         TRADE NAME: Big Buck Brewery & Steakhouse

(9)      Section 5.7:  RADIUS AREA: the area falling within a radius of fifteen
         (15) miles measured from the outside boundary of the Shopping Center.

(10) Section 5.8: OPERATING COVENANT PERIOD: a period of ten (10) years following the Commencement Date.

(11) Section 6.2: CAM CONTRIBUTION: $2.00 per square foot of GLA in the Leased Premises per annum, subject to upward adjustment only pursuant to Section 6.2 below.

(12) Section 8.2: TENANT'S PROPORTIONATE SHARE: a percentage equal to the GLA Fraction (as defined in Section 1.3 (c)).

(13) Section 14.2: PROMOTION FUND CONTRIBUTION: $0.50 per square foot of GLA in the Leased Premises per annum, subject to upward adjustment only pursuant to Section 14.2 below.

                                    ARTICLE I

                             INTRODUCTORY PROVISIONS

         Section 1.1. REFERENCES AND CONFLICTS. References appearing in the Data Sheet are to designate some of the other places in this Lease where additional provisions applicable to the particular items within the Data Sheet appear. Each reference in this Lease to any item within the Data Sheet shall be construed to incorporate all of the terms provided for under such provision and shall be read in conjunction with all other provisions of this Lease applicable thereto. If there is any conflict between the terms contained in the Data Sheet and any other provisions of this Lease, the latter shall control.

         Section 1.2. EXHIBITS. The following drawings and special provisions are attached to this Lease as exhibits and are hereby made a part of this Lease:

                  Exhibit A    -   Site Plan and Premises Plan
                  Exhibit B    -   Description of Landlord's Work
                  Exhibit C    -   Description of Tenant's Work
                  Exhibit D    -   Reserved Uses
                  Exhibit E    -   Signage Criteria
                  Exhibit F    -   Prohibited Uses
                  Exhibit G    -   Commencement and Expiration Date Declaration
                  Exhibit H    -   Nondisturbance Agreement

         Section 1.3. GENERAL DEFINITIONS. In addition to the terms defined in the Data Sheet, the following terms, whenever used in this Lease with the first letter of each word capitalized, shall have only the meanings set forth in this Section, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease:

                  (a) "COMMON AREAS" means all areas, facilities and improvements (as the same may be enlarged, reduced, replaced, removed or otherwise altered by Landlord) from time to time made available in the Shopping Center by Landlord for the non-exclusive common use of occupants of the Shopping Center, including Tenant, its agents, employees and customers. The Common Areas shall include, but shall not be limited to, the interior of the enclosed mall, parking areas and facilities, sidewalks, stairways, escalators, elevators, service corridors, fire corridors, seating areas, truckways, ramps, loading docks, delivery areas, landscaped areas, package pickup stations, public restrooms and comfort stations, access and interior roads, retaining walls, drainage systems, bus stops and lighting facilities. Notwithstanding anything in the foregoing to the contrary, the Common Areas shall not include any stairways, escalators, elevators, ramps, loading docks or delivery areas included in the Leased Premises or in the store premises of any occupant of the Shopping Center and intended for such occupant's exclusive use.

                  (b) "GLA" means the number of square feet of enclosed floor area within the Leased Premises or the Shopping Center, as the case may be, intended for the exclusive use by the occupant thereof and its customers, whether or not actually leased or occupied. GLA shall not include: (i) outside selling areas which are not heated or air conditioned, (ii) loading docks and truck ramps, (iii) upper levels of multi-deck storage areas, (iv) management offices of the Shopping Center, and (v) community rooms, if any. GLA shall be measured from the exterior face of the exterior walls and from the centerline of interior or party walls. No deduction from GLA shall be made for columns, stairs, or any interior construction or equipment.

                  Upon substantial completion of construction of Landlord's Work (as defined in Section 4.1 below), the GLA of the Leased Premises shall be determined by Landlord's architect or engineer, subject to reasonable confirmation by Tenant, and the Minimum Rent, computed at the rates set forth in the Data Sheet, shall be recalculated based upon such measurement prior to the Commencement Date (as defined in Section
         2.2 below). Promptly after the Commencement Date, Landlord and Tenant shall execute and deliver a written declaration, in the form attached hereto as Exhibit G, setting forth the Commencement Date, the GLA of the Leased Premises and the Shopping Center as of the Commencement Date, and the amount of the Minimum Rent payable by Tenant. In addition the Sales Break Point(s) set forth in the Data Sheet shall be increased or decreased in direct proportion to any increase or decrease in the Minimum Rent relative to the Minimum Rent set forth in the Data Sheet. From time to time during the Term of this Lease, Landlord shall give Tenant notice of the GLA in the Shopping Center, at a given time or for a given period of time, as such GLA may be revised because of additions or reductions to the Shopping Center, and appropriate adjustment shall be made to the GLA Fraction (as defined in Section 1.3(c) below).

                  (c) "GLA FRACTION" means a fraction, the numerator of which is the GLA of the Leased Premises and the denominator of which is the GLA of the Shopping Center (averaged over the course of the year) (excluding the GLA of buildings not owned by Landlord).

                                   ARTICLE II

                                 GRANT AND TERM

         Section 2.1. LEASED PREMISES. Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, does hereby lease and demise to Tenant, and Tenant hereby rents and hires from Landlord, for the Term herein set forth, the Leased Premises which are described as set forth in the Data Sheet attached hereto, in the Shopping Center. Landlord does not warrant or represent that the Shopping Center is or will be constructed exactly as shown on the Site Plan. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right, at any time and from time to time, without notice to or consent of Tenant, and without in any manner diminishing Tenant's obligations under this Lease, to make alterations or additions to, and build additional stories on, the building in which the Leased Premises are to be located, and to build adjoining the same, to construct other buildings and improvements of any type in the Shopping Center or the Common Areas, or any part thereof, including the right to locate and/or erect thereon permanent or temporary kiosks and structures, to enlarge the Shopping Center, and to make alterations therein or additions thereto, to build additional stories on any building or buildings within the Shopping Center, and to build adjoining thereto, to construct decks or elevated parking facilities and free standing buildings within the parking lot areas of the Shopping Center, and to change the size, location, elevation and nature of any of the stores in the Shopping Center or of the Common Areas, or any part thereof; provided that in no event shall Landlord do anything hereunder which will materially adversely affect Tenant's use of the Leased Premises. In the event Landlord elects to enlarge the Shopping Center, or any part thereof, any additional area may be included by Landlord in the definition of the Shopping Center for purposes of this Lease. Landlord shall also have the general right from time to time to include within and/or to exclude from the defined Shopping Center any existing or future areas, and the floor areas of the Shopping Center shall be accordingly adjusted. For purposes of determining the GLA Fraction, the term "Shopping Center" shall exclude buildings not owned by Landlord. This Lease of the Leased Premises is subject to all applicable building restrictions, planning and zoning ordinances, governmental rules and regulations, existing underlying leases, and all other encumbrances, covenants, restrictions and easements affecting the Shopping Center, and to the terms and provisions of certain reciprocal easement and operating agreements now or hereafter entered into by Landlord. Landlord represents that no encumbrances, covenants, restrictions or easements affecting the Shopping Center prevent or prohibit the use of the Leased Premises for the Permitted Use.

         Notwithstanding any other provision of this Lease, the Storage Space shall be utilized solely for storage purposes, and for no other purpose whatsoever (such prohibited uses to include food preparation, food refrigeration and freezing, customer seating, customer waiting, merchandise sales, memorabilia display, employee changing or break area, or any other use that is not exclusively limited to storage).

         Landlord hereby grants to Tenant the right, during the Term of this Lease, to use the area(s) adjacent to the Leased Premises denoted "Patio Area" on Exhibit "A" for outdoor seating in connection with Tenant's food and beverage service, provided Tenant shall pay all costs related to the use and clean-up thereof. The number, height, color, size, design, material and placement of any tables, chairs and other furniture and food service equipment installed by Tenant in the Patio Area shall be subject to Landlord's reasonable approval and to all applicable legal requirements. Tenant agrees that the use of the outdoor seating area, or noise therefrom, shall not unreasonably interfere with other tenants in the Shopping Center, and Tenant may forfeit its right to use the Patio Area in the event such interference occurs and is not cured by Tenant within thirty (30) days following its receipt of written notice thereof. The rights of Tenant described in this paragraph are further subject to the following conditions: (a) for purposes of (i) Tenant's indemnity of Landlord, pursuant to Section 9.4(a) of this Lease, (ii) Tenant's obligation to insure, pursuant to Section 9.2 of this Lease, and (iii) Tenant's obligation to maintain the Leased Premises, pursuant to Section 7.2 of this Lease, the Patio Area shall be deemed included as a part of the Leased Premises, and (b) for purposes of (i) Landlord's indemnity of Tenant, pursuant to Section 9.4(b) of this Lease, and (ii) Landlord's obligation to maintain the Common Areas, pursuant to Section 6.1 of this Lease, the Patio Area shall be deemed to be excluded from the Common Areas.

         Section 2.2.  TERM.

                  (a) The term of this Lease (the "Term") shall be for a period commencing on the date (the "Commencement Date") which is the earlier of (i) the expiration of the Fixturing Period or (ii) the date on which Tenant shall open the Leased Premises for business to the public, and expiring at 11:59 p.m. local time on the day before the tenth (10th) Anniversary Date (as hereinbelow defined), unless extended or sooner terminated in accordance with the provisions hereof (the "Expiration Date"). If the Commencement Date occurs on the first day of a calendar month, the term "Anniversary Date" shall mean an anniversary of the Commencement Date. If the Commencement Date occurs on a day that is not the first day of a calendar month, the term "Anniversary Date" shall mean an anniversary of the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs. For all purposes of this Lease, the term "Lease Year" shall have the following meaning: the first Lease Year shall be a period beginning with the Commencement Date and ending on the 31st of December next following the Commencement Date; and after the first Lease Year, the term "Lease Year" shall mean a period of twelve (12) consecutive calendar months commencing on January 1 of each calendar year, except that the last Lease Year shall terminate on the Expiration Date. Any Lease Year which is less than a full twelve (12) consecutive calendar months is sometimes referred to herein as a "Partial Lease Year."

                  (b) Provided Tenant is not then in default hereof (beyond any applicable notice and cure periods), Tenant shall have the option to extend the Term hereof for the Option Period described in the Data Sheet. Said option shall be exercised, if at all, by written notice to Landlord at least twelve (12) months prior to the expiration of the Initial Term of this Lease. All terms and conditions contained herein shall apply during the Option Period. In the event that Tenant does not exercise the foregoing option to renew this Lease within the required time period, then such option shall, upon expiration of the applicable period, become null and void and be of no further force or effect. The foregoing option to renew this Lease shall, if not theretofore exercised, become null and void and be of no further force and effect upon any assignment of this Lease by the original Tenant hereunder (other than an assignment pursuant to Section 12.1(c) below). As more fully provided in Section 4.3(d) below, in the event Tenant exercises an extension option, Tenant may be required to refurbish the Leased Premises.

         Section 2.3. OPENING. Tenant covenants and agrees to complete its construction within the Leased Premises in accordance with the provisions of this Lease, and to open its store for business with the public not later than the expiration of the Fixturing Period (subject to delays of the sort described in Article XVII below, and subject to the grace period set forth in Section 15.1(a)).

         Section 2.4. LATE OPENING. In the event Tenant shall fail to open its store for business with the public within thirty (30) days following the Commencement Date, then, except to the extent such failure is due to delays of the sort described in Article XVII below, in order to compensate Landlord for its loss, Tenant shall pay to Landlord as additional rent (as defined in Section
3.3 below), over and above the Minimum Rent and all other charges to be paid by Tenant to Landlord pursuant to this Lease, a sum equal to $400 per day for each day after the Commencement Date that Tenant shall have failed to open its store for business. This remedy shall be in addition to any and all other remedies provided for in this Lease in the event of such failure to open. Such additional late opening rent shall be deemed to be in lieu of any Percentage Rent that might have been earned during the period of Tenant's failure to open.

                                   ARTICLE III

                                      RENT

         Section 3.1. MINIMUM RENT. During the entire Term of this Lease, Tenant shall pay annual minimum rental ("Minimum Rent") for the Leased Premises in the amount set forth in the Data Sheet, which sum shall be payable by Tenant in equal consecutive monthly installments in the amount set forth in the Data Sheet, on or before the first day of each month, in advance. The Minimum Rent and each of the monthly installments of rent called for hereunder shall be payable to Landlord, without demand, deduction, set-off or counterclaim. The first installment of Minimum Rent shall be paid in advance on the Commencement Date. If the Commencement Date occurs on a day other than the first day of a month, the second installment of Minimum Rent shall be prorated at a daily rate on the basis of a thirty (30) day month.

         Section 3.2.  PERCENTAGE RENT.

                  (a) During and for each Lease Year, Tenant shall pay annual percentage rent ("Percentage Rent") equal to the product of the Percentage Factor multiplied by all Gross Sales resulting from business conducted in, on or from the Leased Premises during such Lease Year in excess of the Sales Break Point (see Data Sheet). "Gross Sales" is defined to mean the total amount of the total price charged, whether for cash or otherwise, for all goods, merchandise, tickets, trade-ins, beverages and food sold, leased or licensed, and all services or other operations or items sold or rendered at, in, on, or from the Leased Premises by or on account of Tenant or any sublessee, assignee or concessionaire of Tenant, for cash or on a charge, credit, or time basis or otherwise, including all orders for merchandise taken from or filled at or from the Leased Premises (which may include internet orders placed by means of computer terminals located in the Leased Premises), including all deposits not refunded to customers. A "sale" shall be deemed to have been consummated for purposes of this Lease, and the entire amount of the sale price shall be included in Gross Sales, at such time as (i) the transaction is initially reflected in the books or records of Tenant, or any sublessee, assignee or concessionaire of Tenant, or any other person or entity operating in the Leased Premises, or (ii) Tenant or such other entity receives all or any portion of the sales price, or (iii) the applicable goods or services are delivered to the customer, whichever first occurs, irrespective of whether payment is made in installments, the sale is for cash or credit, or otherwise, or all or any portion of the sales price has actually been paid at the time of inclusion in Gross Sales or at any other time. Tenant and the other persons and entities occupying the Leased Premises shall record each sale or transaction, whether for cash, credit or otherwise, in a cash register or cash registers having a cumulative total, which shall be approved by Landlord and which shall possess such other features as shall be required by Landlord. Gross Sales shall exclude, however, proceeds from any sales tax, gross receipts tax, excise tax or similar tax, by whatever name called, which are separately stated and in addition to the purchase price; refunds given to customers for merchandise purchased at the Leased Premises and returned or exchanged; sales of Tenant's furniture, fixtures and equipment, or other bulk sakes, not in the ordinary course of Tenant's business; discounted sales to employees working in the Leased Premises (not to exceed two percent (2%) of Gross Sales); transfers of food or beverages between the stores of Tenant, where such transfer of food or beverages is made for the convenient operation of Tenant's business and not for the purpose of consummating elsewhere a sale which has theretofore been made at, in, from or upon the Leased Premises; returns to shippers or manufacturers; the amount of any complimentary food, beverages or merchandise given out without charge at the Leased Premises for promotional or other purposes; receipts from vending machines and pay phones provided solely for the benefit of Tenant's employees; and credit card fees payable by Tenant.

                  (b) Tenant shall keep at the Leased Premises or at Tenant's executive offices within the continental United States a full and accurate set of books and records documenting the amount of Gross Sales in each Lease Year or Partial Lease Year. The books and records to be kept by Tenant shall include (without limitation): (i) cash register tapes or electronic recording medium, including tapes (or electronic recording medium) from temporary registers; (ii) detailed original records of any exclusions or deductions from Gross Sales;
         (iii) sales tax records; and (iv) such other records, if any,


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

         which would normally be examined by an independent accountant pursuant to accepted auditing standards in performing an audit of Tenant's sales. Such books and records shall be kept in accordance with generally accepted accounting principles and practices and shall be retained by Tenant for a period of not less than three (3) years following the end of the Lease Year or Partial Lease Year to which they have reference. If the documentation Tenant is required to maintain pursuant to this Section 3.2(b) is insufficient to permit Landlord to verify Gross Sales and exclusions therefrom, Tenant shall pay to Landlord, upon demand, the cost of an examination or audit performed pursuant to this Section 3.2(b) including (without limitation) all reasonable travel expenses incurred by Landlord in conducting such examination and/or audit. If any audit is required or a controversy arises regarding Percentage Rent, Tenant shall retain its books and records until such audit is terminated or controversy is resolved, notwithstanding the expiration of the Term of this Lease. When and as Landlord may reasonably require, Tenant shall also furnish to Landlord any and all statements, information and copies of sales and income tax reports and returns which separately show financial data for the Leased Premises, and inventory records and other data evidencing Gross Sales. Within fifteen (15) days following the end of each calendar month of the Term hereof, Tenant shall submit to Landlord an unaudited statement of Gross Sales for such calendar month. All Gross Sales statements to be supplied by Tenant to Landlord shall be in such form and with such detail as Landlord shall deem necessary or desirable. Within fifteen
         (15) days following the end of the month in which Tenant's Gross Sales for the Lease Year or Partial Lease Year to date exceed the Sales Break Point, and each month thereafter, Tenant shall pay to Landlord Percentage Rent and shall submit to Landlord a statement certified by Tenant setting forth the Gross Sales for each such period. Within forty-five (45) days after the close of each Lease Year or Partial Lease Year, Tenant shall furnish to Landlord a statement certified by Tenant (acting through its chief financial officer, if Tenant is a corporation) setting forth the amount of Gross Sales during such Lease Year or Partial Lease Year and showing the amount of Percentage Rent required to be paid by Tenant for such Lease Year or Partial Lease Year. The full amount of the Percentage Rent due shall be paid to Landlord no later than sixty (60) days after the end of each Lease Year or Partial Lease Year. Upon not less than ten (10) business days prior notice, Landlord and/or Landlord's auditor shall have the right to inspect and/or to audit the records of Tenant relating to Gross Sales. If the Gross Sales exceed those reported, Tenant shall immediately pay any deficiency in Percentage Rent owing to Landlord. If Gross Sales exceed those reported by three percent (3%) or more, Tenant shall pay to Landlord as additional rent, upon demand, the cost of the audit or examination including (without limitation) all reasonable travel expenses incurred by Landlord in conducting such audit. If Gross Sales exceed those reported by (A) six percent (6%) or more in any one (1) Lease Year, or (B) five percent (5%) or more for any two (2) Lease Years out of any four (4) Lease Year period, then Landlord shall have the remedies specified in Section 15.2 below for a default by Tenant under this Lease. Tenant agrees in the event Tenant shall fail to timely submit a Gross Sales statement as required by this Section 3.2(b) that Tenant shall pay on demand a late fee of One Hundred Dollars ($100.00) per day for each day such statement is overdue, as additional rent.

                  (c) In the event that any Lease Year during the Term hereof is less than exactly twelve (12) full calendar months, or if Tenant shall fail to operate its business in the Leased Premises in the manner and on each day as required pursuant to Article V hereof, then, for the purpose of computing the Percentage Rent for any such short Lease Year, or such Lease Year affected by Tenant's failure to operate, the Sales Break Point for such Lease Year shall be adjusted by multiplying the Sales Break Point otherwise applicable for such Lease Year by a fraction, the numerator of which shall be the actual number of days in such short Lease Year or the actual number of days in such Lease Year during which Tenant was open for business and operating in accordance with Article V, and the denominator of which shall be three hundred sixty (360).

         Section 3.3. PAYMENTS BY TENANT. Throughout the Term of this Lease, Tenant shall pay to Landlord, without demand, deductions, set-offs or counterclaims, the rent, which is hereby defined as the sum of the Minimum Rent, Percentage Rent and all additional rent, when and as the same shall be due and payable hereunder. Unless otherwise stated, all sums of money or charges of any kind or nature, in addition to Minimum Rent and Percentage Rent, payable by Tenant to Landlord pursuant to this Lease or the exhibits attached hereto are defined as "additional rent" and are due thirty (30) days after the rendering of an invoice therefor, without any deductions, set-offs or counterclaims, and failure to pay such sums of money or charges shall carry the same consequences as Tenant's failure to pay Minimum Rent. All payments and charges required to be made by Tenant to Landlord hereunder shall be payable in United States funds, at the address indicated on the Data Sheet (unless otherwise specified by written notice from Landlord to Tenant). No payment by Tenant or receipt by Landlord of a lesser amount than the correct rent shall be deemed to be other than a payment on account, and no endorsement or statement on any check or other communication accompanying a check for payment of any amounts payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check as partial payment without prejudice to Landlord's right to recover the balance of any sums owed by Tenant hereunder or to pursue against Tenant any additional remedies available under this Lease or provided at law or in equity. Without limitation of any other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay Minimum Rent, Percentage Rent and additional rent which have accrued as of the date of expiration or sooner termination of the Term of this Lease shall survive such expiration or earlier termination.

         Section 3.4. LATE CHARGE. In the event any rent or other sums required hereunder to be paid are not received within seven (7) days following the date the same are due, then, for each full or partial month that such payment is not received by Landlord following the due date thereof, Tenant shall immediately pay, as additional rent, a service charge equal to five percent (5%) of the amount of the overdue payment. The provisions herein for late payment service charges shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated. Notwithstanding the imposition of such service charges pursuant to this Section 3.4, neither the demand for, nor collection by, Landlord of such late payment service charges shall be construed as a cure of any default on the part of Tenant for failure to make a payment when due under this Lease. The late payment service charge shall be deemed additional rent, and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as limiting Landlord's remedies in any manner. It is agreed that the said service charge is a fair and reasonable charge under the circumstances, and shall not be construed as interest on a debt payment. In the event any charge imposed hereunder or under any other section of this Lease is either stated to be or construed as interest, then no such interest charge shall be calculated at a rate which is higher than the maximum rate which is allowed under the usury laws of the State, which maximum rate of interest shall be substituted for the rate in excess thereof, if any, computed pursuant to this Lease.

                                   ARTICLE IV

                         PREPARATION OF LEASED PREMISES

         Section 4.1.  TENANT'S WORK.

                  (a) Landlord shall deliver possession of the Leased Premises to Tenant, and Tenant shall accept delivery of the Leased Premises, in their "as is" "where is" condition promptly following the Effective Date of this Lease, except that, prior to delivering possession of the Leased Premises to Tenant, Landlord shall complete therein those items of work described in Exhibit "B" attached hereto. Tenant agrees, prior to the commencement of the Term of this Lease, to diligently perform all work of whatever nature in accordance with this Lease and Tenant's obligations set forth in Exhibit "C" ("Tenant's Work") and all other related work necessary to prepare for the opening to the public of Tenant's store in the Leased Premises. Tenant's Work shall be performed (i) by Tenant at Tenant's sole cost and expense, subject to Landlord's obligation to grant the Allowance described below, (ii) in a first-class workmanlike manner with first-class materials, and (iii) by duly qualified or licensed persons. Landlord hereby agrees to grant Tenant the Allowance described in the Data Sheet, to be applied toward the cost of Tenant's Work. Disbursements shall be made to Tenant out of the Allowance in the following manner:
         (I) one-third (1/3) within thirty (30) days after the date possession of the Leased Premises is delivered to Tenant and Tenant has commenced the performance of Tenant's Work, (II) one-third (1/3) within thirty
         (30) days after Tenant's Work has been two-thirds (2/3) completed (as certified by Tenant's independent architect) and Landlord has been furnished with partial lien waivers with respect to all such work, and (III) one-third (1/3) within thirty (30) days after the Commencement Date, Tenant's opening for business in the Leased Premises, and the furnishing to Landlord of final lien waivers relating to all of Tenant's Work. Upon Landlord's request, Tenant shall cause its general contractor to furnish an affidavit to Landlord setting forth the names of all subcontractors employed in connection with Tenant's Work.

                  (b) Prior to commencement of any of Tenant's Work, Tenant agrees to furnish to Landlord store design drawings and working drawings and specifications with respect to the Leased Premises for approval by Landlord. Any material deviations from the final plans and specifications, once approved by Landlord, shall require the further approval of Landlord. Landlord's approval of Tenant's plans and specifications shall not constitute the assumption of such items. Notwithstanding anything to the contrary contained herein, Landlord's approval of any plans and specifications submitted by Tenant pursuant to this Section 4.3 or otherwise is not intended and shall not be deemed to constitute a representation, warranty or assurance of any kind that such plans and specifications and Tenant's Work shown thereon comply with any applicable building or zoning codes or that the same are structurally sound. Tenant shall be solely responsible for causing such compliance and for the quality and structural integrity of any Tenant's Work, and Tenant acknowledges that it is not relying on Landlord or its agents, employees or contractors for the same. Tenant's Work shall include (without limitation) the installation of new interior fixtures and equipment and the stocking of the Leased Premises with suitable merchandise. Tenant covenants that all such fixtures and equipment visible to customers shall be new and otherwise acceptable to Landlord in appearance. In addition to conforming to the final plans and specifications as approved by Landlord, all work performed by Tenant shall be performed diligently and in a good and workmanlike manner and in compliance with such rules and regulations as Landlord and its representatives may make, provided that such rules and regulations are uniformly applied to all similarly situated Shopping Center tenants under construction, and in accordance with all applicable laws, ordinances, codes and insurance company requirements. Unless Landlord otherwise directs in writing, Tenant shall not open the Leased Premises for business until all construction has been substantially completed in accordance with the final plans and specifications as approved by Landlord and a certificate of occupancy (or other legal authorization to open the Leased Premises for business) has been issued. It is further understood and agreed that: (i) Landlord shall have no responsibility or liability whatsoever for any loss of, or damage to, any fixtures, equipment, merchandise or other property belonging to Tenant installed or left in the Leased Premises; and (ii) Tenant's entry upon and occupancy of the Leased Premises prior to the Commencement Date shall be governed by and subject to all the provisions, covenants and conditions of this Lease, other than the requirement that Tenant pay any rent. Tenant shall obtain at its sole cost, and promptly thereafter furnish to Landlord, all certificates and approvals with respect to work done and installations made by Tenant that may be required for the issuance of a certificate of occupancy (or other legal authorization to open the Leased Premises for business) for the Leased Premises, so that such certificate of occupancy (or other legal authorization to open the Leased Premises for business) shall be issued and the Leased Premises shall be ready for the opening of Tenant's business on the Commencement Date. Unless already obtained by Landlord, upon the issuance of the certificate of occupancy, a copy thereof shall be promptly delivered to Landlord. Promptly upon the completion of Tenant's Work, Tenant shall repair, clean and restore all portions of the Shopping Center affected by Tenant's Work to their prior condition.

                  (c) Tenant shall at all times keep and maintain the Leased Premises and all other parts of the Shopping Center free from any and all liens arising out of any work performed, materials furnished or obligations incurred by or for the benefit of Tenant in connection with the Leased Premises. The interest of Landlord in the Leased Premises and the Shopping Center shall not be subject to liens for improvements made by or on behalf of Tenant, and nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject Landlord's estate in the Leased Premises or the Shopping Center to any lien or liability under applicable law. In the event that any mechanic's, materialman's or other lien or any notice of claim, including (without limitation) any stop notice (each, a "lien"), is filed against the Leased Premises or the Shopping Center as a result of any work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to or for the benefit of Tenant or to anyone holding the Leased Premises by, through or under Tenant, Tenant, at its expense, shall cause the lien to be discharged of record or fully bonded to the satisfaction of Landlord within thirty (30) days after notice of the filing thereof. If Tenant fails to discharge or bond against said lien within thirty (30) days after notice of the filing thereof, Landlord may, in addition to any other rights or remedies Landlord may have, but without obligation to do so, bond against or pay the lien without inquiring into the validity or merits of such lien, and all sums so advanced, including reasonable attorneys' fees incurred by Landlord in defending against such lien, procuring the bond or discharging such lien, shall be paid by Tenant on demand as additional rent. In addition, Tenant shall replace any bonds posted by Landlord pursuant hereto with a suitable bond of equivalent amount within twenty (20) days after Landlord's demand therefor.

                  (d) Throughout the Term of this Lease (including any Option Period), Tenant shall at all times keep the Leased Premises in a condition that is neat, clean, fresh and aesthetically pleasing. The items required to be thus maintained by Tenant hereunder shall specifically include (without limitation) the following: the furnishings, wall covering, floor covering, ceiling, fixtures and equipment, storefront sign, and surfaces visible to customers in the interior of the Leased Premises.

         Section 4.2. ALTERATIONS BY TENANT. Tenant shall not make or cause to be made any alterations, repairs, additions or improvements in or to the Leased Premises without the prior written consent thereto by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed with respect to interior alterations that do not adversely affect the structure or systems of the Leased Premises. Tenant shall, at its sole expense, submit to Landlord plans and specifications prepared by an architect or other duly qualified person for such work at the time consent is sought, in accordance with Landlord's design criteria for the Shopping Center and the plans and specifications for the Leased Premises originally approved by Landlord. In the event Landlord grants such consent, such alterations, additions or improvements shall be performed in good and workmanlike manner and in accordance with all applicable legal and insurance requirements and all drawings or specifications approved by Landlord, and in accordance with the provisions of this Lease, including the provisions of
Section 4.3 governing construction of the Leased Premises. Any work performed by Tenant shall be subject to Landlord's inspection and approval after completion to determine whether the same complies with the requirements of this Lease. Tenant agrees that Landlord shall have the right, at no expense to Landlord, to require Tenant to furnish Landlord with payment and performance bonds guaranteeing the completion of any repairs, alterations, additions or improvements (structural or otherwise) required or permitted to be performed by Tenant under any provision of this Lease.

         Section 4.3. REMOVAL BY TENANT. All present and future repairs, alterations, additions and improvements made in, on or to the Leased Premises by either party shall be deemed to be attached to the leasehold and to have become the property of Landlord upon such attachment. Upon the expiration or sooner termination of this Lease, Tenant shall not remove any of such alterations, additions and improvements; provided that trade fixtures installed by Tenant may be removed, and Tenant shall promptly remove the same and repair any damage to the Leased Premises caused by such removal.

         Section 4.4. CONSTRUCTION INSURANCE. In the event that Tenant makes any alterations, repairs, additions or improvements in or to the Leased Premises, Tenant agrees to carry, or cause its contractor to carry, "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the performance of the same, and workers' compensation coverage as required by law. Landlord shall have the right to require that any contractor or subcontractor of Tenant furnish appropriate evidence of insurance (naming Landlord as an additional insured, if Landlord so requests) prior to performing any work in the Leased Premises.

         Section 4.5. TENANT'S FINANCING. From time to time, some or all of Tenant's trade fixtures, equipment and/or inventory may be financed by a third-party lender. Landlord agrees, upon Tenant's request, to enter into an agreement with any lender providing financing that is secured by a lien upon Tenant's trade fixtures, equipment, inventory and/or other personalty situated upon the Leased Premises without waiving or subordinating Landlord's lien rights in such items and granting such lender a reasonable opportunity to enforce its lien rights with respect to Tenant's personal property upon the Leased Premises.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

         Section 5.1. USE AND TRADE NAME. Tenant shall use and occupy the Leased Premises solely for the purpose of conducting the business specifically set forth in the Data Sheet (subject to the further limitation that the Storage Space shall be utilized solely for storage purposes), and for no other purpose or purposes. Tenant shall (a) operate its business in the Leased Premises under the Trade Name specifically set forth in the Data Sheet and under no other trade name, (b) not change the character of the business operated in the Leased Premises, (c) refer to the Shopping Center by name in designating the location of the Leased Premises in all newspaper and other advertising within the Shopping Center market area and in all other references to the location of the Leased Premises, and (d) during the period from the date of delivery of possession of the Leased Premises through the sixtieth (60th) day following the Commencement Date, include in all of Tenant's newspaper advertising within the Shopping Center market area the designation that Tenant is opening for business in the Shopping Center. If any governmental license(s) or permit(s) shall be required for the proper and lawful conduct of Tenant's business or other activity carried on in the Leased Premises, or if a failure to procure such a license or permit might or would in any way adversely affect Landlord or the Shopping Center, then Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license(s) or permit(s) and submit the same for inspection by Landlord. Tenant, at Tenant's expense, shall at all times comply with the requirements of such license(s) or permit(s).

         Section 5.2. OPERATION OF BUSINESS. Tenant shall conduct its business in a first-class and reputable manner, maintaining at all times a full staff of employees and a complete stock of merchandise. Tenant shall install and maintain at all times a display of merchandise which is appropriate for the season in the display windows (if any) of the Leased Premises and shall keep the same well lighted during all hours that the Shopping Center is open to the public and during such other hours as may be reasonably designated by Landlord (which shall in no event be more than one (1) hour after the close of business). In no event shall Tenant conduct or advertise any auction, fire, going out of business, or bankruptcy sale in, on or about the Leased Premises without Landlord's prior written consent in each instance, which consent may be withheld by Landlord in its sole and absolute discretion. Tenant shall conduct its business in the Leased Premises in a lawful manner and in good faith during all days and hours specified by Landlord as the normal hours of operation of the Shopping Center. In the event Tenant is open for business beyond 2:00 a.m. (or 12:00 midnight on a Sunday), then in order to compensate Landlord for lighting, security and administration costs resulting from such extra-hours operation, Tenant shall pay Landlord the sum of Seventy-Five Dollars ($75) for each hour beyond 2:00 a.m. (or midnight, as applicable) that Tenant is open for business. Tenant shall not use or allow the Leased Premises to be used for any improper, immoral or objectionable purposes, and Tenant shall not do any act tending to injure the reputation of the Shopping Center. Tenant shall not use, or permit to be used, the Leased Premises in a manner that would constitute a nuisance or would increase the premium rates of, or make inoperative, any policy of insurance covering the Leased Premises or the Shopping Center.

         Section 5.3. SIGNAGE. Tenant shall install, maintain and insure, at its sole cost and expense, signage affixed to the interior storefront and (if applicable) the exterior storefront of the Leased Premises, subject to the prior written approval of Landlord as to design and location and conforming to all applicable legal and insurance requirements. Tenant's signage shall conform to Landlord's signage criteria for the Shopping Center attached hereto as Exhibit "E." Tenant shall keep its approved storefront signage lighted during all hours that the Shopping Center is open to the public and during such other hours as may be reasonably designated by Landlord (which shall in no event be more than one (1) hour after the close of business for the Shopping Center). Tenant shall pay for all costs in connection with such signage and shall be responsible for the cost of proper installation and removal thereof and any damage caused to the Leased Premises thereby. [In addition, and notwithstanding anything in this
Section 5.3 or Exhibit "E" to the contrary, Tenant shall have the right to install and maintain upon the Leased Premises the design elements depicted on Exhibit "E-1" attached hereto.] Except as mentioned above, Tenant shall not place, erect or maintain any sign on any exterior door, wall or window of the Leased Premises, or on the glass of any window or door of the Leased Premises, or on any sidewalk, or within any display window space in the Leased Premises, or within five (5) feet of the front of the storefront leaseline or opening, or within any entrance to the Leased Premises. Furthermore, Tenant shall not place, erect or maintain, in any place visible from the exterior of the Leased Premises, any flashing, moving, hanging or handwritten sign, decal or placard, or any flashing, moving or hanging lights, lettering or other advertising matter of any kind or description. No symbol, design, name, mark or insignia adopted by Landlord for the Shopping Center, other than the name of the Shopping Center, shall be used on any of Tenant's signage without the prior written approval of Landlord. Any interior signs must be in good taste and prepared professionally (not hand-lettered) so as not to detract from the appearance of the Leased Premises or the Shopping Center. Any sign or display visible from the exterior of the Leased Premises which does not meet the above criteria, or which differs from the signage design approved by Landlord hereunder, may be removed at any time by Landlord without Landlord incurring any liability therefor, and without such removal constituting a breach of this Lease or entitling Tenant to claim damages on account thereof.

         Section 5.4. TENANT'S COVENANTS. Tenant covenants and agrees that, in the operation of its business within the Leased Premises, Tenant shall: (a) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant's business, or upon Tenant's fixtures, furnishings or equipment in the Leased Premises, or upon any leasehold interest or personal property of any kind, owned by or placed in, on or about the Leased Premises by Tenant, including (without limitation) any transfer taxes and service payments in lieu of taxes, and pay when and as due all license fees, permit fees and charges of a similar nature relating to the conduct by Tenant or any subtenant or concessionaire of any business or undertaking authorized hereunder to be conducted in, on or from the Leased Premises; (b) observe all reasonable requirements promulgated by Landlord at any time and from time to time relating to delivery vehicles, the delivery of merchandise, and the storage and removal of trash and garbage; (c) not use any space outside the Leased Premises for sale, storage or any other undertaking; (d) not use the plumbing facilities in the Leased Premises for any purpose other than that for which they were constructed, nor dispose of any foreign substances therein; (e) not use any advertising medium or sound devices inside or adjacent to the Leased Premises which produce or transmit sounds which are audible beyond the interior of the Leased Premises, except as otherwise approved by Landlord in writing; (f) not permit any odor to emanate from the Leased Premises which is reasonably objected to by Landlord (and, upon written notice from Landlord, Tenant shall immediately cease and desist from causing such odor, failing which Landlord may deem the same a material breach of this Lease); (g) keep the Leased Premises and any platform, loading dock or service area used by Tenant in a neat, clean, safe and sanitary condition; (h) promptly comply in all material respects with all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction, and observe and comply with all covenants and restrictions of record, affecting or applicable to the Shopping Center or affecting or applicable to the Leased Premises or the cleanliness, safety, occupancy and use of the same, whether or not any such law, ordinance, order, rule, regulation, covenant, restriction or other requirement is substantial, or foreseen or unforeseen, or ordinary or extraordinary, or shall necessitate structural changes or improvements, shall interfere with the use or enjoyment of the Leased Premises, or shall be directed to or imposed upon Tenant or Landlord, and Tenant shall hold Landlord harmless from any and all cost or expense on account thereof (as used in this Lease, the term "legal requirements" shall include the requirements set forth in this subparagraph);
(i) not use the parking areas or sidewalks, Common Areas or any space on or about the Shopping Center (outside the Leased Premises) for display, sale, handbilling, advertising, solicitation or any other similar undertaking; (j) maintain and operate the heating, ventilating and air conditioning system and equipment servicing the Leased Premises so as to adequately heat and cool the same and to maintain at all times, whether or not Tenant is open for business, temperatures in the Leased Premises which will not drain heat or ventilation or air conditioning from interior areas of the Shopping Center into the Leased Premises and shall not discharge heat, ventilation or air conditioning from the Leased Premises into the interior areas of the Shopping Center; (k) be authorized to do business in the State; (l) contract for and utilize pest extermination services for the Leased Premises as necessary; (m) not store, display, sell or distribute any dangerous materials without the prior written consent of Landlord; (n) not operate or permit to be operated on the Leased Premises any coin or token operated vending machine or similar device, including (without limitation) telephones, amusement devices and machines for sale of beverages, foods, candy, cigarettes or other goods, but Tenant shall have the right to operate vending machines located in non-sales areas of the Leased Premises for the exclusive use of Tenant's employees; (o) not permit any "adult" entertainment or nudity in the Leased Premises, and not sell, distribute or display any paraphernalia commonly used in the use or ingestion of illicit drugs, or any x-rated, pornographic or so-called "adult" newspaper, book, magazine, film, picture, video tape, video disk or other similar representation or merchandise of any kind; (p) permit Landlord to install and maintain an unobtrusive people-counting device at each entrance to the Leased Premises; (q) use good faith efforts to avoid any action which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business or rights and privileges of Landlord or any other tenant, occupant or other person lawfully in the Shopping Center; and (r) not interfere with the transmission or reception of microwave, television, or radio communications signals by antennae located on the roof of any building in the Shopping Center or elsewhere in the Shopping Center.

         Section 5.5. STORAGE AND OFFICE SPACE. Tenant shall store or stock in the Leased Premises only such goods, wares and merchandise as Tenant intends to offer for sale at, in, from, or upon the Leased Premises. Tenant shall use for office, clerical or other non-selling purposes only such space in the Leased Premises as is from time to time reasonably required for Tenant's business therein, and Tenant shall not perform any office or clerical function in the Leased Premises for any store located elsewhere.

         Section 5.6. NOTICE BY TENANT. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Leased Premises, or in the building of which the Leased Premises are a part, or of defects therein or in any fixtures or equipment.

         Section 5.7. RADIUS. During the Term of this Lease, in the event Tenant or any guarantor of this Lease, or any person, firm, entity or corporation who or which controls or is controlled by, or is under common control with Tenant or any guarantor of this Lease (an "Affiliate") shall directly or indirectly, either individually or as a partner, officer, director or stockholder or otherwise, own, operate, or become financially interested in any business similar to or in competition with the business of Tenant described in Article V ("competing business"), which competing business is conducted within the Radius Area, then the gross sales of any such competing business within said Radius Area shall be included in Tenant's Gross Sales made from the Leased Premises and the Percentage Rent hereunder shall be computed upon the aggregate of Tenant's Gross Sales made from the Leased Premises and Tenant's (or Tenant's Affiliate's) gross sales made from each such competing business then conducted within said Radius Area. Tenant shall be obligated to provide Landlord with full and complete gross sales information and reports with respect to any competing business within the Radius Area in accordance with the requirements of Article III of this Lease, and Tenant shall be obligated to include the gross sales of such competing business in with the Gross Sales of the Leased Premises and to pay Percentage Rent thereon in accordance with the terms of this Lease.

         Section 5.8. OBLIGATION TO CONTINUOUSLY OPERATE. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be obligated to initially open the Leased Premises for business with the public and to continuously operate its business open to the public in accordance with this Lease for the Operating Covenant Period, whereafter Tenant shall have no obligation to have its store open for business with the public; provided, however, that Tenant shall nonetheless be obligated to comply with all of the provisions of this Lease. In the event that Tenant elects to close its store for business with the public at any time after the Operating Covenant Period, then Landlord shall have the right to terminate this Lease. Notwithstanding the foregoing, in the event that, at any time during the Term, the Co-Tenancy Standard (as defined below) is not satisfied, then Tenant shall be relieved of the obligation to continuously operate its business in the Leased Premises (but shall otherwise continue to perform all the obligations of Tenant under this Lease) for as long as the Co-Tenancy Standard remains unsatisfied. For purposes hereof, the term "Co-Tenancy Standard" shall mean that both of the following requirements are satisfied: (i) that at least seven (7) tenants occupying at least 20,000 square feet of GLA apiece (including Tenant) are open for business; and (ii) that at least sixty-five percent (65%) of the GLA in the Shopping Center dedicated to store premises of less than 20,000 square feet is open for business.

         Section 5.9. PROHIBITED USES. Tenant covenants and agrees that under no circumstances shall the Leased Premises be used for any of the "Reserved Uses" identified in Exhibit "D" attached hereto and incorporated herein by this reference. Tenant further covenants and agrees the Leased Premises shall not be used for any of the "Prohibited Uses" listed on Exhibit "F" attached hereto.

         Section 5.10. EXCLUSIVE USE. So long as Tenant is not in default under this Lease (beyond any applicable cure period) and is open and operating in the entirety of the Leased Premises for the permitted use set forth in the Data Sheet, Landlord shall not after the date of this Lease enter into a lease for any portion of the Shopping Center that grants to the tenant thereunder the right to operate a "steakhouse," which shall be defined as any restaurant that uses the word "steakhouse" or "chophouse" in its name or which serves more than six (6) different cuts of beef steak (excluding hamburger, and similar items) as their primary entree menu items; provided that this restriction shall not apply to a hibachi grill restaurant, Mongolian barbeque restaurant or other ethnically-themed or nontraditional steak restaurant. Without limitation, the foregoing restriction shall apply to the following restaurants: Outback Steakhouse, Morton's, Roadhouse Grill, Sizzler, Pappas Steakhouse, Flemings Prime, Sagebrush, Ponderosa, Long Horn Steakhouse, Lone Star Steakhouse, Capital Grill, Ruth's Chris, Bugaboo Creek, Saltgrass Steakhouse, Sullivans, Don Shula's, Rodizio Grill, and Stuart Anderson's. In the event the Landlord violates the terms of this Section 5.10, Tenant shall have the right to invoke any remedy allowed at law or in equity.

                                   ARTICLE VI

                                  COMMON AREAS

         Section 6.1. USE OF COMMON AREAS. Landlord agrees to cause to be operated, managed and maintained during the Term of this Lease all of the Common Areas of the Shopping Center. Landlord agrees to maintain the Common Areas of the Shopping Center in good order, condition and repair and in a safe, clean, sightly and sanitary condition in accordance with good and accepted shopping center practices. The maintenance obligations of Landlord shall include (without limitation) the re-striping of parking areas when required, repairing of the Common Areas and adequate lighting of all exterior Common Areas. The use and occupancy by Tenant of the Leased Premises shall include the non-exclusive use, in common with all others to whom Landlord has granted or may hereafter grant rights to use the same (including, but not limited to, the owners, tenants and occupants of the Shopping Center), of the Common Areas and of such other facilities as may be designated by Landlord from time to time; subject, however, to rules and regulations for the use thereof which will be uniformly applicable to all Shopping Center tenants as prescribed from time to time by Landlord. In particular, Tenant and its employees shall park their cars only in the areas specifically designated from time to time by Landlord for that purpose. Tenant covenants that it will enforce the parking by its employees in such designated areas. Automobile license numbers of employees' cars shall be furnished by Tenant to Landlord within five (5) days after Landlord's request. In the event any vehicle is parked by an employee of Tenant in a non-employee parking area, Landlord shall have the right to cause the vehicle to be towed to a location designated by Landlord, and Tenant shall be obligated to reimburse Landlord for all towing charges. Tenant further agrees to hold harmless Landlord and defend Landlord, its agents and employees against any and all claims of the employee and/or owner of the vehicle towed. Landlord may at any time close temporarily any portion of the Common Areas to make repairs or changes, to prevent the acquisition of public rights in the Common Areas and to discourage non-customer use, provided the same shall not materially adversely affect access to or visibility of the Leased Premises. In addition, Landlord may modify, from time to time, the traffic flow pattern and layout of parking spaces and the entrances-exits to adjoining public streets or walkways, utilize portions of the Common Areas for entertainment, displays and charitable activities, and do such other acts in and to the Common Areas as in its judgment may be desirable to improve the convenience or attraction thereof, provided the same shall not materially adversely affect access to or visibility of the Leased Premises.

         Section 6.2. COMMON AREA MAINTENANCE EXPENSES. Tenant agrees to pay to Landlord from and after the Commencement Date, in the manner hereinafter provided, during each Lease Year, a contribution toward the costs of maintaining the Common Areas. Tenant's contribution during the first Lease Year shall be equal to the product of the CAM Contribution MULTIPLIED BY the number of square feet of GLA in the Leased Premises, payable in equal monthly installments, on the first day of each and every calendar month, in advance; thereafter, during each Lease Year, Tenant's annual payments on account of such costs and expenses shall increase by five percent (5%) from the immediately preceding Lease Year, on a cumulative basis, and shall be payable as aforesaid. With respect to any Lease Year that is less than 365 days, Tenant's contribution toward the costs of maintaining the Common Areas and all other amounts payable hereunder on the basis of the Lease Year shall be prorated based on the number of days in such Lease Year.

                                   ARTICLE VII

                             REPAIRS AND MAINTENANCE

         Section 7.1. REPAIRS AND MAINTENANCE BY LANDLORD. Landlord agrees to keep in good order, condition and repair the roof, foundations, exterior (including exterior painting and finish), and all structural portions of the Leased Premises (and of the building in which the Leased Premises are located), with the exception of any portions of the foregoing that are installed by Tenant, and all plumbing and utility lines not installed by Tenant or exclusively serving the Leased Premises. Should any repairs, modifications or alterations be required to any of the foregoing by reason of applicable law, the same shall be made by Landlord, at Landlord's cost and expense, unless the need for such repairs, modifications or alterations shall result from Tenant's failure to perform its obligations under this Lease or from Tenant's use of the Leased Premises for other than general merchandising purposes.

         Section 7.2.  REPAIRS AND MAINTENANCE BY TENANT.

                  (a) Except for the repairs and maintenance that Landlord is specifically obligated to make or perform pursuant to Section 7.1 above, throughout the entire Term of this Lease, Tenant, at its expense, shall promptly make all repairs and replacements and perform all maintenance in and to the Leased Premises and all equipment and fixtures therein or appurtenant thereto, that are necessary or desirable in order to keep the Leased Premises in good order, condition and repair and in safe, dry and tenantable condition. Without limiting the generality of the foregoing, Tenant, at its expense, shall maintain and promptly make any and all necessary repairs to or replacements of:
         (i) that portion of any pipes, lines, ducts, wires or conduits which are installed by Tenant or exclusively serve the Leased Premises; (ii) the glass windows, plate glass doors and all fixtures or appurtenances composed of glass that are located in, on or about the Leased Premises;
         (iii) Tenant's signs; (iv) the floors and floor coverings, doors and door frames, windows and window frames, walls, storefront, including security gates, grilles or enclosures, locks and closing devices, partitions and ceilings in the Leased Premises; (v) heating, ventilating, air conditioning, electrical and plumbing system(s), equipment and fixtures (whether contained within or outside the Leased Premises) which are installed by Tenant or which exclusively serve the Leased Premises; and (vi) the Leased Premises or any part of the Shopping Center when repairs thereto are necessitated by any act or omission of Tenant or any of Tenant's agents, employees, contractors or invitees, or by the failure of Tenant to perform any of its obligations under this Lease. Further, in the event any act of Tenant or any of its agents or contractors causes the warranty on the roof of the building in which the Leased Premises are situated to be voided or limited, Tenant shall be responsible for the cost of any roof maintenance or repairs that would have been covered by the roof warranty but for the act by Tenant or its agent or contractor that caused the roof warranty to be thus voided or limited. Notwithstanding the foregoing, Landlord shall be responsible for repairs and maintenance necessitated by the negligence or intentional acts of Landlord, its agents or employees. Notwithstanding any contrary provision of this Article VII, Tenant, at its expense, shall make any and all repairs to the Leased Premises as may be necessitated by any break-in, forcible entry or other trespass into or upon the Leased Premises, regardless of whether or not such entry and damage is caused by the negligence or fault of Tenant or occurs during or after business hours. Tenant, at its expense, shall change all HVAC filters at least every second month and shall have the HVAC system professionally inspected and generally serviced at least twice per year pursuant to a maintenance contract with a professional HVAC engineering firm (a copy of which contract shall be furnished to Landlord).

                  (b) Tenant shall keep and maintain the Leased Premises in a clean, sanitary and safe condition in accordance with the laws of the State and in accordance with all directions, rules and regulations of the health officer, the building inspector, the National Fire Protection Association and any other officials of the governmental or quasi-governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of laws, ordinances, rules, regulations and orders of any lawful authority having jurisdiction affecting the Leased Premises or Tenant's use thereof. Tenant, at its expense, shall install and maintain fire extinguishers and other fire protection devices as may be required by reason of the conduct of Tenant's business from time to time by any agency having jurisdiction or the underwriters insuring the building in which the Leased Premises are located. If any bureau, department or official of the Federal or State government requires or recommends the installation of any changes, modifications or alterations in the sprinkler system or additional sprinkler heads or other equipment (collectively, "changes") by reason of Tenant's business, or the location of partitions, trade fixtures, or other contents of the Leased Premises, or for any other reason, or if any such changes become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rates set by any fire insurance company, Tenant, at Tenant's expense, shall promptly make such changes as required.

                  (c) Tenant agrees that Tenant's use of electrical current will at no time exceed the capacity of the electric distribution system and that Tenant will not make any alteration or addition to Tenant's electrical system without Landlord's prior written consent. If Tenant installs any electrical equipment that overloads the electrical lines in the Leased Premises or the Shopping Center, Tenant shall, at Tenant's sole cost and expense, be required to make (but only after obtaining Landlord's written approval) whatever changes to such electrical equipment and to the electric wiring in the Leased Premises may be necessary in order to remedy such overloading.

                  (d) If Tenant fails, refuses or neglects to properly maintain the Leased Premises, or to commence or to complete repairs promptly and adequately, or if Landlord finds it necessary to make any repairs or replacements otherwise required to be made by Tenant, then Landlord may, after reasonable prior notice to Tenant, in addition to all other remedies, but without obligation to do so, enter the Leased Premises and proceed forthwith to have such maintenance, repairs or replacements made, and Tenant shall pay to Landlord, on demand, the cost and expenses therefor plus a charge of fifteen percent (15%) of such costs and expenses to compensate Landlord for its administrative and overhead costs.

                                  ARTICLE VIII

                                      TAXES

         Section 8.1. TAX LIABILITY. Tenant agrees to pay to Landlord Tenant's Proportionate Share of all Taxes (including interest thereon whenever the same may be payable in installments) which may be levied or assessed by, or are payable to, any lawful authority during or with respect to each tax year falling in whole or in part during the Term of this Lease, whether the same are payable in advance or in arrears. "Taxes" shall mean and include all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature (whether ordinary or extraordinary) levied against or with respect to the ownership, leasing and operation of the land, buildings and improvements comprising the Shopping Center or levied with respect to the possession, leasing, alteration, or use by Tenant of the Leased Premises, or any portion thereof (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, and personal property taxes imposed upon the fixtures, machinery, equipment, systems and other personal property used in connection with the Shopping Center). Taxes shall also include any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, for any assessment, tax, fee, levy or charge previously included within the definition of Taxes, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants; and, in further recognition of the decrease in the level and quality of governmental services and amenities, Taxes shall also include any governmental or private assessments or the Shopping Center contribution toward a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.

         Except as may be expressly set forth above in this Section 8.1, Taxes, as used herein, shall not include: (a) any net income, excise, profits (other than a tax on gross profits), estate, inheritance, succession, gift, transfer, succession, franchise, or capital stock tax or assessment upon Landlord; and (b) any fine, penalty, cost or interest for any tax or assessment, or part thereof, which Landlord failed to timely pay (except if same are imposed by reason of Tenant's default hereunder). Notwithstanding the foregoing, if due to a future change in the method of taxation, any tax, excise or assessment shall be levied or assessed against Landlord or the Shopping Center, directly or indirectly, in lieu of, in substitution for or as a supplement to any present Taxes or future (real estate or personal property) tax, then such substitute and supplemental taxes, assessments, levies, impositions, or charges, to the extent so levied, assessed, or imposed, shall be deemed to be Taxes for the purpose of this Lease. If any Taxes are contested by Landlord, then Tenant's Proportionate Share of Taxes shall also include Tenant's Proportionate Share of the cost and expense incurred by Landlord in contesting such Taxes; furthermore, Tenant shall receive Tenant's Proportionate Share of any refund or rebate of Taxes received by Landlord with respect to any Taxes as to which Tenant has paid its share as required hereunder.

         Section 8.2. METHOD OF PAYMENT. Tenant's Proportionate Share of Taxes shall be paid, in advance, in monthly installments on or before the first day of each calendar month, in an amount reasonably estimated by Landlord. Tenant's Proportionate Share shall be computed by multiplying the total amount of the Taxes by the GLA Fraction (the denominator of which excludes the GLA of any buildings within the Shopping Center not owned by Landlord). Following receipt of all tax bills and assessment bills attributable to any calendar or fiscal year during the Term hereof, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant's Proportionate Share of Taxes for such year. In the event no tax bill is available, Landlord will estimate the amount of such tax. If the total amount paid by Tenant hereunder for any calendar or fiscal year during the Term of this Lease shall be less than the actual amount due from Tenant for such year, as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, such deficiency to be paid within thirty (30) days after demand therefor by Landlord; and if the total amount paid by Tenant hereunder for any such calendar or fiscal year shall exceed such actual amount due from Tenant for such year, such excess shall be credited against the next installment of Taxes due from Tenant to Landlord hereunder (except that any overpayment in the final year within the Term shall be refunded to Tenant). For the calendar or fiscal years in which this Lease commences and terminates, Tenant's liability for its Proportionate Share of any Taxes for such years shall be subject to a pro rata adjustment based on the number of days of said calendar or fiscal years during which the Term of this Lease is in effect. Prior to or at the commencement of the Term of this Lease and from time to time thereafter throughout the Term hereof, Landlord shall notify Tenant in writing of Landlord's estimate of Tenant's monthly installments due hereunder. Tenant's obligations under this
Article VIII shall survive the expiration or sooner termination of this Lease.

         Section 8.3. SALES TAX REBATE. Landlord may determine that financial assistance from the City of Nashville and/or the State of Tennessee in the form of a sales tax rebate will better enable Landlord to develop the Shopping Center in a manner beneficial to both Landlord and Tenant. Therefore, in order to provide Landlord with the sales tax information from the State of Tennessee Comptroller of Public Accounts (or equivalent officer) ("Comptroller") pertaining to Tenant's sales at the Leased Premises, Tenant agrees to provide Landlord, within thirty (30) days following Landlord's written request, with certified copies of all sales tax returns filed with the Comptroller for Tenant's retail operations at the Leased Premises during the Term of this Lease. In addition thereto, Tenant shall provide Landlord with a letter addressed to, and in a form satisfactory to, the Comptroller authorizing the Comptroller to release to Landlord all sales tax information for Tenant's retail operations at the Leased Premises during the Term of this Lease. Such letter shall be in the form required from time to time by the Comptroller in order to release such information to Landlord. Landlord agrees to maintain the confidentiality of any proprietary information received by Landlord pursuant to this Section 8.3.

                                   ARTICLE IX

                       INSURANCE, INDEMNITY AND LIABILITY

         Section 9.1. LANDLORD'S INSURANCE OBLIGATIONS. Landlord agrees to obtain and maintain during the Term hereof, to the extent the same is available, fire and extended coverage insurance, in amounts and coverages and with such special endorsements as Landlord shall determine from time to time, insuring the building in which the Leased Premises are located and the improvements to the Leased Premises provided by Landlord pursuant to this Lease (exclusive of Tenant's merchandise, trade fixtures, furnishings, equipment, plate glass, signs and personal property). Landlord shall have the right to carry its insurance under "blanket policies" covering the Shopping Center and other properties.

         Section 9.2.  TENANT'S INSURANCE OBLIGATIONS.

                  (a) Tenant, at Tenant's sole cost and expense, shall obtain and maintain in effect, commencing with the delivery of possession date and continuing throughout the Term of this Lease, insurance policies providing for the following coverage: (i) standard "all risk" property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the State, insuring Tenant's merchandise, trade fixtures, furnishings, equipment and all items of personal property of Tenant located in, on or about the Leased Premises, and the amount of such insurance will be set forth in an "agreed value endorsement" to the policy of such insurance, not less than one hundred percent (100%) of the full replacement value thereof without deduction for depreciation, and with a deductible amount of not more than Fifty Thousand Dollars ($50,000.00); (ii) a commercial general liability policy, naming Landlord and any mortgagee of the Shopping Center as additional insureds, protecting against any and all claims for injury to persons or property occurring in the Leased Premises and protecting against assumed or contractual liability under this Lease with respect to the Leased Premises and the operations of Tenant and any subtenant of Tenant in, on or about the Leased Premises, with such policy to be in the minimum amount of Five Million Dollars ($5,000,000.00) per occurrence, and with an aggregate limit of at least Five Million Dollars ($5,000,000.00); (iii) products liability insurance for merchandise offered for sale or lease from the Leased Premises, including (if this Lease covers leased premises in which food and/or beverages are sold and/or consumed) liquor liability coverage (if applicable to Tenant's business) and coverage for liability arising out of the consumption of food and/or alcoholic beverages on or obtained at the Leased Premises, of not less than Two Million Dollars ($2,000,000.00) per occurrence for physical injury and death and property damage; (iv) workers' compensation coverage as required by law; and (v) with respect to alterations, improvements and the like required or permitted to be made by Tenant hereunder, contingent liability and builders risk insurance in amounts satisfactory to Landlord.

                  (b) All insurance policies herein to be procured by Tenant shall: (i) be issued by insurance companies reasonably satisfactory to Landlord and authorized to do business in the State;
         (ii) be written as primary policy coverage and non-contributing with respect to any coverage which Landlord may carry; (iii) insure and name Landlord, Landlord's managing agent, and any mortgagee of the Shopping Center as additional insureds, as their respective interests may appear (except with respect to workers' compensation insurance); and (iv) contain, in the case of Tenant's property insurance coverage, an express waiver of any right of subrogation by the insurance company against Landlord, Landlord's managing agent and their respective agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. Neither the issuance of any insurance policy required hereunder nor the minimum limits specified herein with respect to Tenant's insurance coverage shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease. With respect to each and every one of the insurance policies herein required to be procured by Tenant, on or before the Commencement Date (or, if earlier, the date on which possession of the Leased Premises is delivered to Tenant), and at least thirty (30) days before any such insurance policy shall expire, Tenant shall deliver to Landlord a duplicate original or certified copy of each such policy, or a certificate of the insurer certifying that such policy has been issued, providing the coverage required by this Lease and containing the provisions specified herein, together with evidence of payment of all applicable premiums. Each and every insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that, unless Landlord shall first have been given thirty
         (30) days' prior written notice thereof, the insurer will not cancel, materially change or fail to renew the coverage provided by such insurance policy. The term "insurance policy" as used herein shall be deemed to include any extensions or renewals of such insurance policy. In the event that Tenant shall fail to promptly furnish any insurance coverage hereunder required to be procured by Tenant, Landlord, at its sole option, shall have the right after ten (10) days prior written notice to Tenant to obtain the same and pay the premium therefor for a period not exceeding one (1) year in each instance, and the premium so paid by Landlord shall be immediately due and payable by Tenant to Landlord as additional rent.

                  (c) Tenant shall not do or permit to be done any act or thing upon the Leased Premises that will invalidate or be in conflict with any fire insurance policies covering the building containing the Leased Premises or any part thereof, including the Common Areas, or fixtures and property therein, or any other insurance policies or coverage referred to above in this Article IX; and Tenant shall promptly comply with all rules, orders, regulations or requirements relating to such insurance policies, and shall not do anything, or permit anything to be done, in, on or about the Leased Premises, or bring or keep anything therein, which shall increase the rate of fire insurance on the building in which the Leased Premises are located or on any property, including the Common Areas, located therein, or increase the rate or rates of any other insurance referred to hereinabove. If any act or omission of Tenant, its agents, employees or contractors shall result in any increase in the premium rates applicable to any such insurance policies carried by Landlord, or other increased costs to Landlord in connection therewith, then Tenant shall reimburse Landlord on demand as additional rent for the amount of any such increased rates or costs.

         SECTION 9.3. WAIVER OF SUBROGATION. LANDLORD AND TENANT HEREBY WAIVE AND RELEASE ANY CLAIM THAT EITHER OF THEM MAY HEREAFTER HAVE AGAINST THE OTHER ON ACCOUNT OF ANY DAMAGE TO THE PROPERTY OF THE WAIVING PARTY, EVEN IF SUCH DAMAGE SHALL BE DUE TO THE NEGLIGENT ACT OR OMISSION OF THE OTHER PARTY. LANDLORD AND TENANT SHALL EACH CAUSE THEIR RESPECTIVE PROPERTY INSURANCE POLICIES TO CONTAIN EITHER A WAIVER OF ANY RIGHT OF SUBROGATION THE INSURER OF ONE PARTY HERETO MAY ACQUIRE AGAINST THE OTHER PARTY HERETO BY VIRTUE OF PAYMENT OF ANY LOSS UNDER ANY SUCH INSURANCE OR AN ACKNOWLEDGMENT BY THE INSURER THAT THE FOREGOING WAIVER OF CLAIMS DOES NOT IMPAIR OR INVALIDATE SUCH POLICY OF INSURANCE.

         SECTION 9.4.  COVENANT TO HOLD HARMLESS.

                  (a) UNLESS CAUSED BY THE NEGLIGENT OR INTENTIONAL ACT OR OMISSION OF LANDLORD OR ANY AGENT, EMPLOYEE OR CONTRACTOR OF LANDLORD, TENANT HEREBY INDEMNIFIES AND AGREES TO SAVE HARMLESS LANDLORD, ITS OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES AND AGENTS AND ANY MORTGAGEE OR MASTER LESSOR OF THE SHOPPING CENTER, FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, DAMAGES, LIABILITIES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES, THAT (A) ARISE FROM OR ARE IN CONNECTION WITH THE POSSESSION, USE, OCCUPANCY, MANAGEMENT, REPAIR, MAINTENANCE OR CONTROL OF THE LEASED PREMISES, OR ANY PORTION THEREOF, OR (B) ARISE FROM OR ARE IN CONNECTION WITH ANY ACT OR OMISSION OF TENANT OR TENANT'S AGENTS, EMPLOYEES, CONTRACTORS, LICENSEES OR INVITEES, OR (C) RESULT FROM ANY DEFAULT, BREACH, VIOLATION OR NONPERFORMANCE OF THIS LEASE OR ANY PROVISION HEREOF BY TENANT, OR (D) RESULT FROM INJURY TO PERSON OR PROPERTY OR LOSS OF LIFE SUSTAINED IN

         THE LEASED PREMISES. TENANT SHALL, AT ITS OWN COST AND EXPENSE, DEFEND ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS WHICH MAY BE BROUGHT AGAINST LANDLORD OR ANY MORTGAGEE OR MASTER LESSOR OF THE SHOPPING CENTER WITH RESPECT TO THE FOREGOING. TENANT SHALL PAY, SATISFY AND DISCHARGE ANY AND ALL JUDGMENTS, ORDERS AND DECREES WHICH MAY BE RECEIVED AGAINST LANDLORD OR ANY SUCH MORTGAGEE OR MASTER LESSOR IN CONNECTION WITH THE FOREGOING. IN THE EVENT LANDLORD OR ANY OTHER PARTY SO INDEMNIFIED SHALL, WITHOUT FAULT, BE MADE A PARTY TO ANY LITIGATION COMMENCED BY OR AGAINST TENANT, OR IF LANDLORD OR ANY SUCH PARTY SHALL, IN ITS SOLE DISCRETION, INTERVENE IN SUCH LITIGATION TO PROTECT ITS INTEREST HEREUNDER, THEN TENANT SHALL PROTECT AND HOLD THEM HARMLESS AND SHALL PAY ALL COSTS, EXPENSES AND REASONABLE ATTORNEYS' FEES INCURRED OR PAID BY SUCH PARTY(IES) IN CONNECTION WITH SUCH LITIGATION.

                  (b) UNLESS CAUSED BY THE NEGLIGENT OR INTENTIONAL ACT OR OMISSION OF TENANT OR ANY AGENT, EMPLOYEE OR CONTRACTOR OF TENANT, LANDLORD HEREBY INDEMNIFIES AND AGREES TO SAVE HARMLESS TENANT, ITS OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES AND AGENTS, FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, DAMAGES, LIABILITIES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES, THAT ARISE FROM OR ARE IN CONNECTION WITH THE USE, MANAGEMENT, REPAIR OR MAINTENANCE OF THE COMMON AREAS, OR ANY PORTION THEREOF.

         SECTION 9.5. CONSEQUENTIAL DAMAGES. LANDLORD SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR CLAIMS RELATING TO ANY INTERRUPTION OF TENANT'S BUSINESS.

                                    ARTICLE X

                         DESTRUCTION OF LEASED PREMISES

         Section 10.1. CONTINUANCE OF LEASE. In the event of any damage to the Leased Premises by fire or other casualty, this Lease shall not be terminated or otherwise affected; except that, if more than fifty percent (50%) of the square footage of the Leased Premises shall be damaged by any such fire or other casualty during the last three (3) years of the Term of this Lease (not including any option or renewal periods) or during any renewal or extension of the Term hereof, or if Landlord is unable to rebuild any portion of the building in which the Leased Premises are located or of the Shopping Center due to any inability to obtain any required governmental approval in connection therewith, or if more than twenty-five percent (25%) of the floor area of the building in which the Leased Premises are located or of the Shopping Center shall be damaged or destroyed by fire or other casualty, or if all or any part of the building in which the Leased Premises are located or of the Shopping Center or the Leased Premises shall be damaged or destroyed at any time by the occurrence of any risk not insured under the insurance required to be carried under Article IX above, or if for any reason whatsoever sufficient insurance proceeds are not available, then Landlord shall have the option to terminate this Lease within ninety (90) days following the occurrence of such fire or other casualty by giving written notice to Tenant during such period. In the event Landlord exercises any of the foregoing options to terminate, this Lease shall immediately terminate upon Landlord's written notice to Tenant and (a) the entire proceeds of the insurance provided for in Section 9.1 above shall be paid by the insurance company or companies directly to Landlord, and shall belong to, and be the sole property of, Landlord; (b) the portion of the proceeds of the insurance provided for in
Section 9.2 which is allocable to equipment, fixtures and other items which, by the terms of this Lease, rightfully belong to Landlord upon the termination of this Lease by whatever cause, shall be paid by the insurance company or companies directly to Landlord, and shall belong to, and be the sole property of, Landlord; and (c) Landlord and Tenant shall be relieved from any and all further liability or obligation accruing under this Lease from and after the date of such termination. Tenant hereby waives any and all rights which it may have to terminate this Lease by reason of damage to the Leased

Premises by fire or other casualty pursuant to any presently existing or hereafter enacted statute or pursuant to any other law.

         Section 10.2. RECONSTRUCTION. If the Leased Premises are damaged by fire or other casualty and this Lease is not terminated in accordance with
Section 10.1 above, then the damage to the Leased Premises shall be promptly repaired by Landlord, and the Minimum Rent and other charges payable by Tenant to Landlord shall be abated in proportion to the GLA of the Leased Premises rendered untenantable. In the event Landlord has not commenced restoration or rebuilding of the Leased Premises within one hundred twenty (120) days of the date of such fire or casualty loss, or does not diligently proceed to complete such restoration or rebuilding so that the Leased Premises are restored or rebuilt to its former condition within three hundred sixty (360) days of the date following such fire or casualty loss, Tenant will have the right, in either case, to terminate this Lease by providing Landlord notice of such election, in which event Tenant will vacate and surrender the Leased Premises pursuant to
Section 18.1 below. Payment of full rent and all other charges so abated shall re-commence and Tenant shall be obligated to reopen for business on the ninetieth (90th) day following the date that Landlord advises Tenant that the Leased Premises are tenantable and Landlord has substantially completed Landlord's work related thereto, unless Tenant opens at an earlier time in the damaged area or remains open in such area following destruction or damage, in which event there shall be no abatement or any such abatement shall terminate as of the date of Tenant's earlier reopening. Landlord shall be obligated to diligently pursue the completion of its work and shall cause the same to be completed as soon as reasonably possible under the circumstances. In no event shall Landlord be required to repair or replace Tenant's merchandise, trade fixtures, furnishings or equipment. If Landlord repairs or rebuilds, Tenant, at Tenant's sole cost, shall repair or replace Tenant's merchandise, trade fixtures, furnishings and equipment in a manner and to at least a condition equal to that prior to the damage or destruction thereof. Any and all proceeds of the property insurance required hereunder to be maintained by Tenant, so long as this Lease shall remain in effect, shall be used only to repair or replace or pay for the items so insured. After Landlord has completed Landlord's work, Tenant shall commence such Tenant's work, at its expense. Tenant shall be obligated to diligently pursue the completion of its work and shall cause the same to be completed as soon as reasonably possible under the circumstances. Tenant shall comply with all laws, ordinances and governmental rules or regulations, and shall perform all work or cause such work to be performed with due diligence and in a first-class manner. All permits required in connection with said repairs, restoration and reconstruction to be performed by Tenant shall be obtained by Tenant at Tenant's sole cost and expense. Any amount expended by Tenant in excess of any insurance proceeds received by Tenant shall be the sole obligation of Tenant. The Leased Premises shall be reconstructed in accordance with the working drawings originally approved by Landlord or with new drawings prepared by Tenant and acceptable to Landlord and Tenant. Except as may be specifically set forth in this Article X, Landlord shall not be liable or obligated to Tenant to any extent whatsoever by reason of any fire or other casualty damage to the Leased Premises, or any damages suffered by Tenant by reason thereof, or the deprivation of Tenant's possession of all or any part of the Leased Premises.

                                   ARTICLE XI

                                  CONDEMNATION

         Section 11.1. EMINENT DOMAIN. If fifty percent (50%) or more of the floor area of the Leased Premises shall be taken or condemned by any governmental authority (including, for purposes of this Article, any purchase by such governmental authority in lieu of a taking), then either party may elect to terminate this Lease by giving notice to the other party not more than sixty
(60) days after the date on which such title shall vest in the authority. If the parking facilities are reduced below the minimum parking requirements imposed by the applicable authorities, Landlord may elect to terminate this Lease by giving Tenant notice within one hundred twenty (120) days after such taking. In the case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord; provided, however, Tenant shall be entitled to any award as may be made for trade fixtures and other equipment which under the terms of this Lease would not have become the property of Landlord; further provided, that any such award to Tenant shall not be in diminution of any award otherwise to be made to Landlord in the absence of such award to Tenant.

         Section 11.2. RENT APPORTIONMENT. In the event of any taking or condemnation, the then current Minimum Rent and the GLA in the Leased Premises as determined pursuant to Section 2.1 shall be apportioned as of the date when possession of the Leased Premises is required to be delivered to the condemning authority or termination of this Lease, as the case may be, and, if the Term of this Lease shall not have ceased and have been terminated as of said date, Tenant shall be entitled to a pro rata reduction in the Minimum Rent payable or, if Tenant has prepaid Minimum Rent, Tenant shall be entitled to a pro rata credit for the Minimum Rent paid hereunder, based on the proportion which the GLA taken from the Leased Premises bears to the entire GLA of the Leased Premises immediately prior to such taking.

         Section 11.3. TEMPORARY TAKING. Notwithstanding anything to the contrary in this Article XI, the requisitioning of the Leased Premises or any part thereof by military or other public authority for purposes arising out of a temporary emergency or other temporary situation or circumstances shall constitute a taking of the Leased Premises by eminent domain when the use or occupancy by the requisitioning authority is expressly provided to continue, or shall in fact have continued, for a period of one hundred eighty (180) days or more, and if this Lease is not thereafter terminated under the foregoing provisions of this Article XI, then for the duration of any period of use and occupancy of the Leased Premises by the requisitioning authority, all the terms and provisions of this Lease and obligations of Tenant hereunder shall remain in full force and effect, except that the Minimum Rent shall be reduced in the same proportion that the GLA of the Leased Premises so requisitioned bears to the total GLA of the Leased Premises, and Landlord shall be entitled to whatever compensation may be payable from the requisitioning authority for the use and occupation of the Leased Premises for the period involved.

                                   ARTICLE XII

                  ASSIGNMENT, SUBLETTING AND ENCUMBERING LEASE

         Section 12.1.  NO ASSIGNMENT, SUBLETTING OR ENCUMBERING OF LEASE.

                  (a) Notwithstanding any references to assignees, subtenants, concessionaires or other similar entities in this Lease, Tenant shall not (i) assign or otherwise transfer, or mortgage or otherwise encumber, this Lease or any of its rights hereunder, or (ii) sublet the Leased Premises or any part thereof, or permit the use of the Leased Premises or any part thereof by any persons other than Tenant, without the prior written consent of Landlord in each case. Any such attempted or purported transfer, assignment, mortgaging or encumbering of this Lease or any of Tenant's interest hereunder, and any attempted or purported subletting or grant of a right to use or occupy all or a portion of the Leased Premises in violation of the foregoing sentence, whether voluntary or involuntary or by operation of law or otherwise, shall be null and void and shall not confer any rights upon any purported transferee, assignee, mortgagee or occupant and shall, at Landlord's option, terminate this Lease without relieving Tenant of any of its obligations hereunder for the balance of the stated Term. Nothing contained elsewhere in this Lease shall authorize Tenant to enter into any franchise, concession, license, permit, subtenancy, departmental operation arrangements or the like, except pursuant to the provisions of this Article XII.

                  (b) If Tenant is a corporation, the sale, issuance or transfer of any voting capital stock of Tenant or of any corporate entity which directly or indirectly controls Tenant (unless Tenant--or such controlling entity, as applicable--is a corporation whose stock is publicly traded on a national exchange) which shall result in a change in the voting control of Tenant or the corporate entity which controls Tenant shall be deemed to be a prohibited assignment of this Lease within the meaning of this Article XII. If Tenant is a partnership, an unincorporated association or a limited liability company, then the sale, issuance or transfer of a majority interest therein, or the transfer of a majority interest in or a change in the voting control of any partnership, unincorporated association, limited liability company or corporation which directly or indirectly controls Tenant, or the transfer of any portion or all of any general partnership, managing partnership or managing member interest, shall be deemed to be a prohibited assignment of this Lease within the meaning of this Article
         XII. Notwithstanding
         anything herein to the contrary, if Tenant is a publicly-traded company, the transfer of Tenant's shares in a "going private" transaction shall not be deemed an assignment of this Lease.

                  (c) Notwithstanding the provisions of Section 12.1(a) above, Tenant shall have the right, without the consent of Landlord, to assign or sublet the Leased Premises, or any portion thereof, to any corporation that controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or business entity that acquires all or substantially all the assets of Tenant as a going concern of the business that is being conducted in the Leased Premises, provided that said assignee assumes in full the obligations of Tenant under this Lease, and further provided that no such assignment shall release the original Tenant from any of its obligations or liabilities under this Lease. The provisions of Section 12.1(d) & (e) and Section
         12.3 below shall not apply to any assignment or sublease pursuant to this Section 12.1(c) or to those corporate transactions that are permitted without Landlord's consent pursuant to Section 12.1(b) above.

                  (d) Without conferring any rights upon Tenant not otherwise provided in this Article XII, should Tenant desire to enter into an assignment, sublease or transfer of this Lease or Tenant's rights hereunder, Tenant shall request in writing Landlord's consent to the assignment, sublease or transfer at least thirty (30) days before the proposed effective date of the assignment, sublease or transfer, providing the following: (i) the full particulars of the proposed assignment, sublease or transfer of this Lease or Tenant's rights hereunder, including its nature, effective date, terms and conditions, and copies of any offers, draft agreements, subleases, letters of commitment or intent and other documents pertaining to the proposed transfer; (ii) a description of the identity, net worth and previous business experience of the proposed transferee, including (without limitation) copies of the proposed transferee's latest income, balance sheet and changes in financial position statements (with accompanying notes and disclosures of all material changes thereto) in audited form, if available, and certified as accurate by the proposed transferee; and
         (iii) any further information relevant to the proposed transfer which Landlord shall request after receipt of Tenant's request for consent. Tenant shall, concurrently with any request for Landlord's consent, pay to Landlord a fee in the sum of One Thousand Dollars ($1,000.00) for Landlord's review and processing of such request, and Landlord shall not be obligated to review such request prior to Landlord's receipt of such fee.

                  (e) Without conferring any rights upon Tenant not otherwise provided in this Article XII, in the event of an assignment or transfer of Tenant's interest in this Lease, or a sublease of all or a portion of the Leased Premises, to a third party, in the event any monthly rent or other payment accruing to Tenant as the result of any such assignment, transfer, or sublease, including any lump sum or periodic payment in any manner relating to such assignment, transfer or sublease, is in excess of the rent then payable by Tenant under this Lease, then one-half of such excess shall be paid by Tenant to Landlord monthly as additional rent. Landlord may require a certificate from Tenant specifying the full amount of any such payment of whatsoever nature.

                  (f) It is understood and agreed that the restrictions set forth in this Article XII are of primary importance in enabling Landlord to control the mix of tenants in the Shopping Center.

                  (g) Neither Tenant's assignment of this Lease or subletting of the Leased Premises, nor the consent by Landlord to any proposed assignment or sublease, shall release Tenant from any covenant or obligation under this Lease, or be deemed a waiver or release of the non-assignability covenants in their future application, nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver of or a release of Tenant from any covenant or obligation contained in this Lease.

         Section 12.2. ASSIGNMENT OF SUBRENTALS. If the Leased Premises or any part thereof shall be sublet or occupied by any person or entity other than Tenant, whether as a result of any act or omission by Tenant, or operation of law, or otherwise, then Landlord, after default by Tenant, may, in addition to, and not in diminution of or substitution for, any other rights and remedies under this Lease or pursuant to law to which

Landlord may be entitled as a result thereof, collect rent from the subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such subletting, occupancy or collection shall be deemed a waiver of the covenants contained herein, or the acceptance of the transferee, assignee, subtenant or occupant as the tenant hereunder, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant set forth in this Lease. Unless and until Landlord exercises its right pursuant to the immediately-preceding sentence, Tenant shall be entitled to collect rentals payable under approved subleases.

         Section 12.3. RECAPTURE OF LEASED PREMISES. In the event Tenant proposes to assign its interest in this Lease or sublet the whole of the Leased Premises, it shall first give notice thereof (hereinafter called the "Assignment/Subletting Notice") to Landlord together with all other information requested by Landlord with respect to the subject assignment or subletting. Within forty-five (45) days after Landlord's receipt of an Assignment/Subletting Notice and such required and/or requested information from Tenant, and provided the subject assignment or sublease is not one permitted without the prior consent of Landlord, Landlord may elect by notice (hereinafter called the "Termination Notice") in writing to Tenant to terminate this Lease and recapture the Leased Premises, in which event this Lease shall automatically terminate on the ninetieth (90th) day (hereinafter called the "Termination Date") following Tenant's receipt of the Termination Notice with the same force and effect as if said Termination Date had been designated as the expiration date of this Lease, and Landlord and Tenant shall upon such Termination Date be released from any and all liabilities thereafter accruing hereunder. All Minimum Rent, Percentage Rent and additional rent payable by Tenant hereunder shall be apportioned as of the Termination Date and Tenant shall promptly pay to Landlord any amounts so determined to be due and owing by Tenant to Landlord, and conversely Landlord shall promptly reimburse Tenant for any amounts prepaid by Tenant for periods subsequent to the Termination Date. Notwithstanding any Termination Notice given to Tenant by Landlord within the aforesaid forty-five (45) day period, Tenant shall have the right within ten (10) days after its receipt of the Termination Notice to give Landlord notice (hereinafter called the "Recission Notice") of its recission of the Assignment/Subletting Notice, and upon Landlord's receipt of the Recission Notice the Termination Notice previously given by Landlord shall be deemed null and void; in such event, Tenant shall not assign this Lease or sublet the Leased Premises as proposed in its Assignment/Subletting Notice.

         Section 12.4. CONTINUING LIABILITY. No assignment, subletting or other transfer or encumbrance of Tenant's interest under this Lease shall reduce, diminish or otherwise affect the liability of Tenant hereunder.

         Section 12.5. TRANSFER OF LANDLORD'S INTEREST. In the event of any transfer of Landlord's interest in the Leased Premises, including a sale or lease, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer, provided that notice of such sale, transfer or lease shall be delivered to Tenant.

                                  ARTICLE XIII

                SUBORDINATION, ATTORNMENT, FINANCING AND ESTOPPEL

         Section 13.1. SUBORDINATION. Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any mortgages or deeds of trust that are now, or may hereafter be, placed upon the Shopping Center or any portion thereof and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided that the mortgagees or beneficiaries named in said mortgages or trust deeds shall agree to recognize the interest of Tenant under this Lease in the event of foreclosure, if Tenant is not then in default. Tenant also agrees that any mortgagee or beneficiary may elect to have this Lease constitute a prior lien to its mortgage or deed of trust, and in the event of such election and upon notification by such mortgagee or beneficiary to Tenant to that effect, this Lease shall be deemed prior in lien to such mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant's acknowledgment and agreement of subordination provided for in this Section 13.1 is self-operative, and no further instrument of subordination shall be required; however, Tenant agrees that upon the request of Landlord, from time to time, or any mortgagee or beneficiary, Tenant shall execute whatever reasonable instruments may be required to carry out the intent of this Section. In accordance with the provisions of this Section 13.1, Tenant agrees to execute the Agreement of Subordination, Non-Disturbance and Attornment attached hereto as EXHIBIT H and the estoppel certificate attached hereto as EXHIBIT H-1 at the time this Lease is executed by Tenant.

         Section 13.2. ATTORNMENT. In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage and/or deed of trust or other security instrument made by Landlord affecting the Shopping Center or any portion thereof, or in the event Landlord sells, conveys or otherwise transfers its interest in the Shopping Center or any portion thereof, this Lease shall remain in full force and effect and Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to, such successor-in-interest and recognizes such successor-in-interest as the Landlord under this Lease. Payment by or performance of this Lease by any person, firm or corporation claiming an interest in this Lease or the Leased Premises by, through or under Tenant without Landlord's consent in writing shall not constitute an attornment or create any interest in this Lease or the Leased Premises.

         Section 13.3. FINANCING. In the event any current or prospective mortgagee or a mortgagee or beneficiary of a deed of trust encumbering all or any portion of the Shopping Center requires, as a condition to financing, modifications to this Lease, then, provided such modifications do not materially alter the approved working plans and do not increase the rent to be paid hereunder, Landlord shall submit to Tenant a written amendment with such required modifications and if Tenant fails to execute and return the same within thirty (30) days after the amendment has been submitted Landlord shall be entitled to its remedies as specified in Section 13.5. Nothing herein shall require Tenant to execute an amendment or amendments to accomplish changes which would change (a) the Minimum Rent, Percentage Rent or additional rent payable by Tenant; (b) the permitted use; (c) the size, dimensions or location of the Leased Premises; (d) the length of the Lease Term; (e) Landlord's construction obligations; or (f) the conditions precedent as to Tenant's initial opening requirements, or which would place a lien on Tenant's assets. Upon the request of Landlord, Tenant shall give prompt written notice to any mortgagee of any default of Landlord under this Lease, and Tenant shall allow such mortgagee a reasonable length of time (in any event, not less than sixty (60) days from the date of such notice) in which to cure any such default.

         Section 13.4. ESTOPPEL CERTIFICATE. Tenant shall, without charge therefor, at any time and from time to time, within twenty (20) days after request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate, in reasonable form, certifying to Landlord, any mortgagee, or any purchaser of the Shopping Center or any other person designated by Landlord, as of the date of such estoppel certificate: (a) that Tenant is in possession of the Leased Premises and has unconditionally accepted the same; (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and setting forth such modifications); (c) whether or not there are then existing any set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant, hereunder (and, if so, specifying the same in detail); (d) that rent is paid currently without any offset or defense thereto; (e) the dates, if any, to which any rent has been paid in advance; (f) whether or not there is then existing any claim of Landlord's default under this Lease and, if so, specifying the same in detail;
(g) that Tenant has no knowledge of any event having occurred that authorized the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail); and (h) any other matters relating to the status of this Lease that Landlord or its mortgagee may reasonably request be confirmed, provided that such facts are accurate and ascertainable.

         Section 13.5. REMEDIES. Any failure by Tenant to execute any certificate, statement or instrument in accordance with the foregoing provisions of this Article, within the time period provided, shall constitute an irrevocable power of attorney appointing and designating Landlord or its successors or assigns as attorney-in-fact for Tenant to execute and deliver any such certificate, statement or instrument.

                                   ARTICLE XIV

                            ADVERTISING AND PROMOTION

         Section 14.1. PROMOTION FUND. Landlord has established an advertising and promotion fund (the "Fund"). The object of the Fund is to advertise the Shopping Center and to provide a program of events, all of which shall, in Landlord's judgment, serve to enhance and promote the Shopping Center and its occupants. Such program of events may include the promotion of coach traffic to the Shopping Center and the development of a mall video network within the Shopping Center offering a program of information, entertainment and advertisements. The Fund shall be administered by Landlord and the costs and expenses of such administration shall be charged to the Fund. Landlord shall expend all amounts paid to the Fund by the tenants in the Shopping Center for the purposes herein set forth.

         Section 14.2. PROMOTION FUND CONTRIBUTION. Tenant's annual contribution to the Fund shall be the amount set forth in the Data Sheet (the "Fund Contribution") (as adjusted at the time and in the manner provided below). Any Fund Contribution payable for a Partial Lease Year shall be appropriately prorated. The Fund Contribution payable by Tenant for each Lease Year shall be increased, commencing with the second Lease Year, and each Lease Year thereafter, by five percent (5%). The Fund Contribution shall be payable by Tenant to Landlord, or as Landlord may direct, in twelve (12) equal monthly installments, commencing on the Commencement Date, in the same manner and at the same time as the monthly installments of Minimum Rent are payable.

         Section 14.3. NETWORK. Landlord may cause to be developed a mall video network within the Shopping Center (the "Network"). The object of the Network shall be to provide a program of information, entertainment and advertisements, which shall, in Landlord's judgment, serve to enhance or promote the Shopping Center and its occupants. The Network shall have the right to sell available time and access on the Network for advertisements or other uses. The Network shall be under the sole and exclusive direction of Landlord and shall be administered by Landlord. The costs and expenses paid or incurred by Landlord for administering, operating, equipping, staffing, protecting, insuring, repairing, replacing and maintaining the Network shall be charged to the Fund. Tenant may produce, or cause to be produced, a videotaped advertising message of the business conducted, or to be conducted, in the Leased Premises (the "Tenant Video") in accordance with the terms of this Section. The Tenant Video shall (a) identify Tenant's type of business in the Leased Premises, Tenant's Trade Name and the address/location of the Leased Premises within the Shopping Center; (b) be approximately thirty (30) seconds in duration; (c) be produced in the Leased Premises, Landlord's studio or both; (d) utilize one from a select group of advertising message formats as mutually selected by Landlord and Tenant; and (e) not contain any lewd, obscene or offensive content or material. Any air time on or access to the Network is subject to availability, as determined solely by Landlord. Landlord shall have the right to reject, remove or discontinue showing any Tenant Video or advertising message on the Network the content of which, in the opinion of Landlord, is unethical, misleading, or in bad taste, or shall tend to injure the reputation of the Shopping Center or its occupants, or shall be deemed to be detrimental to the Shopping Center, or is in violation of any applicable rule, law or existing agreement with occupant(s) of the Shopping Center. Tenant acknowledges that Tenant shall be solely responsible for the content of its Tenant Video and Tenant agrees to save harmless Landlord, its officers, directors, partners, employees and agents from and against any and all claims, actions, damages, liabilities, costs or expenses, including reasonable attorneys' fees, that arise from or with respect to the content of such advertising message, including (without limitation) any claims for infringement of the intellectual property rights of others or actions for unfair competition. Landlord reserves the right at any time to dissolve the Network and cease providing its promotional services as well as Tenant Videos and in lieu thereof to provide, or cause to be provided, a program of advertising and promotional events which, in Landlord's sole judgment, will serve to promote the Shopping Center and its occupants.


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

                                   ARTICLE XV

                              DEFAULT AND REMEDIES

         Section 15.1. ELEMENTS OF DEFAULT. If any one or more of the following events occur, said event or events shall constitute a "default": (a) Tenant's failure to take possession of the Leased Premises within thirty (30) days following the delivery of possession date, or Tenant's failure to open its doors for business within thirty (30) days following the date specified in Section 2.3 above, or Tenant's abandonment of the Leased Premises, or Tenant's failure during the Operating Covenant Period to maintain normal inventory levels and employee staff for the conduct of its normal business activities in the Leased Premises, or Tenant's failure during the Operating Covenant Period to continuously operate its business in compliance with Section 5.2 for the purposes specified in Section 5.1; (b) the failure of Tenant to pay any rent or other charges required to be paid by Tenant when same shall become due and payable hereunder, if such failure continues for a period of ten (10) days after written notice; (c) the failure of Tenant to perform or observe any term or condition of this Lease (other than as set forth in subparagraphs (a), (b), (e) and (f) of this Section 15.1), if such failure shall continue for thirty (30) days after written notice; (d) if Tenant shall be given two (2) notices of default under Section 15.1(b) or 15.1(c) within any period of twelve (12) consecutive months, notwithstanding any subsequent cure of the failure to perform or observe the terms or conditions of this Lease as identified in such notices, and shall thereafter again commit a breach of this Lease within said twelve (12) month period of the sort described in Section 15.1(b) or 15.1(c) respectively; (e) if any writ of execution, levy, attachment or other legal process of law shall occur with respect to Tenant's assets, merchandise or fixtures or Tenant's estate or interest in the Leased Premises and shall not be discharged or bonded against within thirty (30) days; or (f) if Tenant shall be liquidated or dissolved or shall begin proceedings toward such liquidation or dissolution, or shall in any manner permit the divestiture of all or any substantial part of Tenant's assets.

         Section 15.2. LANDLORD'S REMEDIES. In the event of any such default or breach by Tenant, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach:

                  (a) Landlord, in addition to other rights or remedies it may have, shall have the right, by written notice to Tenant, to declare this Lease terminated and the Term ended, in which event this Lease and the Term hereof shall expire, cease and terminate with the same force and effect as though the date set forth in the notice of termination were the date originally set forth herein and fixed for the expiration of the then-current Term, and Tenant shall immediately vacate and surrender the Leased Premises in accordance with Section 18.1, but shall remain liable for all obligations arising during the balance of the then-current Term as if this Lease had remained in full force and effect. If Tenant fails to so vacate the Leased Premises, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim or damage therefor; and Landlord may recover from Tenant the following:

                           (i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

                           (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                           (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

                           (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in


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

                  the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Leased Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

                           (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

         The term "rent" as used in this Subsection 15.2(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Subsections 15.2(a)(i) and (ii) above, the "worth at the time of award" shall be computed by allowing interest at the rate specified in Section 21.13 hereof, but in no case greater than the maximum amount of such interest permitted by law. As used in Subsection 15.2(a)(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%).

                  (b) Landlord shall have the right to bring a special proceeding to recover possession from Tenant and/or Landlord may, without notice, re-enter the Leased Premises and dispossess, by summary proceedings or otherwise, Tenant and the legal representatives of Tenant or other occupant(s) of the Leased Premises and remove their effects, and Tenant shall have no further claim or right hereunder. To the extent permitted by law, Tenant waives notice of re-entry or institution of legal proceedings to that end and any right of redemption, re-entry or repossession. No re-entry or commencement of any action for re-entry shall be construed as an election to terminate this Lease, nor shall it absolve or release Tenant from any of its obligations for the remainder of the Term of this Lease. In the event of re-entry, Landlord may remove all persons and property from the Leased Premises, and such property may be removed and stored in a public warehouse or elsewhere at the expense and risk of Tenant, without notice or resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.

                  (c) If Landlord re-enters, or takes possession pursuant to legal proceedings or otherwise, or if Tenant shall abandon, vacate or surrender the Leased Premises before the expiration of the Term of this Lease without having paid the full rental for the remainder of the Term, Landlord may either terminate this Lease or from time to time, without terminating this Lease, make such alterations and repairs as necessary in order to relet the Leased Premises, and relet the Leased Premises or any part thereof for such term or terms and for such rent and upon such other terms and conditions as Landlord may deem advisable in its sole discretion. Upon each such reletting, all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys' fees and the costs of any alterations and repairs; third, to the payment of rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month be less than the amount payable to Landlord by Tenant hereunder for the subject month, it being agreed that Tenant shall reimburse Landlord for all costs and expenses of such re-letting within thirty (30) days after Landlord's written request, Tenant shall pay such deficiency to Landlord; if such rentals and other sums shall be more, Tenant shall have no right to, and shall receive no credit for, the excess. Such deficiency shall be calculated and paid monthly. Landlord's failure to relet the Leased Premises shall not affect Tenant's liability. Notwithstanding any such reletting without termination, Landlord may at any time elect to terminate this Lease for such previous event of default.

                  (d) In determining the rent which would be payable by Tenant hereunder subsequent to default, the annual Minimum Rent for each year of the unexpired Term shall be equal to the applicable annual Minimum Rent for such years as provided for in Section 3.1 plus an amount equal to the


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

         average annual Percentage Rent which Tenant was obligated to pay from the commencement of the Term to the time of default, or during the preceding three (3) full calendar years, whichever period is shorter.

                  (e) Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord's option, at the time of the reletting or termination, in a single action or in separate actions from time to time as said loss of rents or damages shall accrue, or in a single proceeding deferred by Landlord or with jurisdiction reserved by the court until the expiration of the Term of this Lease (in which event Tenant hereby agrees that, at Landlord's option, the cause of action shall not be deemed to have accrued until the date of expiration of the Term). In case suit shall be brought for recovery of the Leased Premises, or for the recovery of rent or any other amount due under the provisions of this Lease, Tenant shall pay to Landlord all expenses incurred therefor, including reasonable attorneys' fees.

                  (f) Nothing contained herein shall prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired Term of this Lease. In the event of an anticipatory breach by Tenant of any of the covenants or provisions hereof or in the event of Tenant's default, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not provided for herein. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity. Tenant hereby expressly waives for itself and all persons claiming by or through Tenant, any and all rights to redeem, reinstate, restore, or obtain relief from forfeiture of this Lease granted by or under any present or future law in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Leased Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

         Section 15.3.  BANKRUPTCY.

                  (a) Neither Tenant's interest in this Lease, nor any estate hereby created in Tenant, nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Bankruptcy Code (11 USC Section 101 ET. SEQ.), as the same may be amended from time to time.

                  (b) It is understood and agreed that this Lease is a lease of real property in a shopping center as such lease is described in Section 365 of the Bankruptcy Code, as the same may be amended from time to time. Upon the filing of a petition by or against Tenant or any guarantor of this Lease under the Bankruptcy Code, Tenant or any guarantor of this Lease, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Tenant or any guarantor of this Lease, agree to pay monthly in advance on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Premises, an amount equal to all Minimum Rent, additional rent and other charges otherwise due pursuant to this Lease, and to pay Percentage Rent monthly, at the percentage factor set forth in this Lease for the Lease Year in which such month falls, on all of the Gross Sales during such month in excess of one-twelfth (1/12th) of the Sales Break Point for such Lease Year, payment of all such Percentage Rent to be made by the tenth (10th) day of the succeeding month. Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of the assumption and/or assignment of this Lease are the following: (1) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; (2) the deposit of a sum equal to not less than three (3) months' Minimum Rent and additional rent, which sum shall be determined by Landlord, in its sole discretion, to be a necessary deposit to secure the future performance under this Lease of Tenant or its assignee; (3) the use of the Leased Premises as set forth in Section 5.1 of this Lease, and the quality, quantity and/or lines of merchandise, goods or services required to be offered for sale being unchanged; and (4) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security.

         Section 15.4. ADDITIONAL REMEDIES AND WAIVERS. The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now or hereafter provided by law or in equity, and all such rights and remedies shall be cumulative. No action or inaction by Landlord shall constitute a waiver of a default or termination, and no waiver of default or termination shall be effective unless it is in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions or covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions and covenants herein contained.

         Section 15.5. LANDLORD'S CURE OF DEFAULT. In addition to Landlord's right of self-help set forth elsewhere in this Lease or as provided by law or in equity, if Tenant shall be in default hereunder, Landlord shall have the option, but not the obligation, upon three (3) days written notice to Tenant (except in the event of any dangerous condition or emergency, in which event no notice shall be required), to cure the act or failure constituting said default for the account of and at the expense of Tenant. Landlord's cure of, or attempt to cure, any act or failure constituting the default by Tenant shall not result in a waiver or release of Tenant's obligations under this Lease. Tenant agrees to pay Landlord Interest, in accordance with Section 21.13 below, on all sums expended by Landlord pursuant to this Section 15.5 from the date of such expenditure, and Tenant agrees to pay the costs incurred by Landlord pursuant to this Section 15.5, plus a charge of fifteen percent (15%) of such costs, to Landlord upon demand, as additional rent.

                                   ARTICLE XVI

                                 RIGHT OF ACCESS

         Landlord, its agents and employees may, at any reasonable time or times, upon prior notice to Tenant (except in the event of an emergency, in which event no notice shall be required), before and after the Commencement Date, enter upon the Leased Premises, any portion thereof and any appurtenance thereto (with men and materials, if required) for the purpose of: (a) inspecting the same; (b) making such repairs, replacements or alterations which Landlord may be required to perform as herein provided or which it may deem desirable for the Leased Premises; and (c) showing the Leased Premises to prospective purchasers, lenders or lessees. Landlord hereby expressly reserves the right, exercisable at any time and from time to time, to erect, use, maintain and repair pipes, conduits, plumbing, vents, ducts and wires in, to, under and through the Leased Premises (provided the same are concealed within ceilings or walls or beneath the slab and do not interfere with Tenant's usable space and/or utilities) as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Shopping Center. Any redecorating or repair necessitated by reason of location of same within the Leased Premises shall be the responsibility of Landlord. Landlord agrees to hold Tenant harmless from any damage or injury to person or property to the extent resulting from Landlord exercising its rights under this
Article XVI. In the exercise of its rights under this Article XVI, Landlord shall use reasonable efforts to avoid material interference with the operation of Tenant's business within the Leased Premises. Landlord agrees that, except in the event of an emergency, and provided Tenant shall make an employee of Tenant available to accompany Landlord following Landlord's notice to Tenant of the necessity therefor, Landlord shall not enter the Leased Premises without an employee of Tenant accompanying Landlord's representative.

                                  ARTICLE XVII

                                  FORCE MAJEURE

         If Landlord or Tenant is delayed or prevented from performing any of their respective obligations during the Term of this Lease because of strikes, lockouts, labor troubles, inability to procure materials, failure of power, governmental restrictions or reasons of a like nature not the fault of the party delayed in performing such obligation, then the period of such delays shall be deemed added to the time herein provided for the performance of any such obligation, and the defaulting party shall not be liable for losses or damages caused by such delays; provided, however, that this Article shall not apply to the payment of any sums of money required to be paid by Tenant hereunder.

                                  ARTICLE XVIII

                                   END OF TERM

         Section 18.1. RETURN OF LEASED PREMISES. Upon the expiration or sooner termination of the Term of this Lease, Tenant shall quit and surrender to Landlord the Leased Premises in accordance with the terms of this Lease and in a broom-clean condition, in good order, condition and repair, ordinary wear and tear excepted, and shall surrender to Landlord all keys to or for the Leased Premises and inform Landlord of all combinations of locks, safes and vaults, if any, in the Leased Premises. Tenant, at its expense, shall promptly remove all personal property of Tenant, repair all damage to the Leased Premises caused by such removal and restore the Leased Premises to the condition which existed prior to the installation of the property so removed. Any personal property of Tenant not removed within ten (10) days following the expiration or earlier termination of this Lease shall be deemed to have been abandoned by Tenant and shall, at Landlord's option, become the property of Landlord, and may be retained or disposed of by Landlord, as Landlord shall desire. Tenant's obligation to observe or perform the covenants set forth in this Section shall survive the termination of this Lease.

         Section 18.2. HOLDING OVER. If Tenant shall hold possession of the Leased Premises after the expiration or termination of this Lease, at Landlord's option (a) Tenant shall be deemed to be occupying the Leased Premises as a tenant from month-to-month, at one hundred fifty percent (150%) of the Minimum Rent and other charges in effect during the last Lease Year immediately preceding such holdover and otherwise subject to all of the terms, covenants and conditions of this Lease; or (b) Landlord may exercise any other remedies it has under this Lease or at law or in equity including an action for wrongfully holding over. No extension or renewal of this Lease shall be deemed to have occurred by any holding over.

                                   ARTICLE XIX

                           COVENANT OF QUIET ENJOYMENT

         Landlord covenants that, if and so long as Tenant pays the rent and all other charges provided for herein, and performs all of its obligations provided for herein, Tenant shall at all times during the Term hereof peaceably have, hold and enjoy the Leased Premises, without any interruption or disturbance from Landlord or anyone lawfully or equitably claiming through or under Landlord, subject to the terms hereof and any mortgage or deed of trust to which this Lease shall be subordinate and all other restrictions and encumbrances to which this Lease may be or become subject and subordinate from time to time.

                                   ARTICLE XX

                                    UTILITIES

         Section 20.1. UTILITIES. Tenant agrees to connect to and use the utilities (including electricity, water, gas (which, if Landlord elects to make the same available at the Shopping Center, shall be for cooking purposes only), heat, condenser water, telephone and any other utility) supplied to the Leased Premises in accordance with Landlord's mechanical and electrical design criteria, Landlord's reasonable rules and regulations, and the rules and regulations of the utility companies supplying the service. Tenant shall be solely responsible for and promptly pay all costs and charges, including installation thereof where applicable, for all water, gas, heat, electricity, sewer and other utilities provided or used in or at the Leased Premises, commencing with the delivery of possession date and continuing throughout the Term of this Lease. In the event Landlord designates a supplier (or if Landlord itself elects to act as the supplier) for any of the utilities used upon or furnished to the Leased Premises, Tenant agrees to use only the supplier designated by Landlord, provided the cost to Tenant thereof is no greater than the cost Tenant would incur if Tenant contracted directly with an alternative supplier (including any costs of connecting such alternative supplier to the Leased Premises). Landlord shall not be liable to Tenant for any loss, damage or expense which Tenant may sustain if the utilities or the quality or character of utilities used upon or furnished to the Leased Premises are no longer available or suitable for Tenant's requirements, or if the supply of any such utility ceases or is interrupted as a result of any cause, and no such change, interruption or cessation of service shall constitute an eviction of Tenant. Any furnishing by Landlord of light, condenser water, heat, air conditioning or power shall be conditioned upon the availability of adequate energy sources. Landlord shall have the right to reduce heat, condenser water, lighting and air conditioning within the Shopping Center, including (without limitation) the Leased Premises and the Common Areas, as required by any mandatory or voluntary fuel or energy saving allocation, or any similar statute, regulation, order or program.

         Section 20.2. TRASH AND GARBAGE REMOVAL. Tenant shall be solely responsible for trash and garbage removal from the Leased Premises, including the placing of all trash and garbage in appropriate containers for pickup and removal. In the event Landlord designates a contractor to furnish trash removal service to the tenants in the Shopping Center (or if Landlord elects to provide such service itself), Tenant agrees to use only the contractor designated by Landlord, so long as the cost to Tenant thereof is no greater than the cost Tenant would incur if Tenant contracted directly with an alternative contractor (including costs of leasing space from Landlord for its trash receptacles).

         Section 20.3. WATER AND SEWER. Landlord reserves the right to install a water meter in the Leased Premises at any time or from time to time to measure Tenant's consumption of water therein, in which event Tenant shall pay for all water consumed within the Leased Premises promptly upon being billed therefor by Landlord.

                                   ARTICLE XXI

                                  MISCELLANEOUS

         Section 21.1. ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties hereto, and there are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Lease or of any of the provisions hereof shall be valid or effective unless the same is in writing and signed by the parties hereto. No alleged or contended waiver of any of the provisions of this Lease shall be valid or effective unless in writing signed by the party against whom it is sought to be enforced.

         Section 21.2. NOTICES. No notice or other communication given under this Lease shall be effective unless the same is in writing and is delivered in person or mailed by registered or certified mail, return receipt requested, first-class, postage prepaid, or delivered by Federal Express or a comparably reliable national air courier service (i.e., one which delivers service in at least forty-eight (48) states) provided that any such courier service provides written evidence of delivery. Any such notice or communication shall be addressed:

                  (a) If to Landlord, at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, Attention: General Counsel, or to such other address as Landlord shall designate by giving notice thereof to Tenant.

                  (b) If to Tenant, at 550 S. Wisconsin, Gaylord, MI 49735, with a copy to Honigman Miller Schwartz and Cohn, 2290 First National Building, Detroit, MI 48226, Attention: Gregory J. DeMars, Esq., or to such other address as Tenant shall designate by giving notice thereof to Landlord.

The date of service of any notice or other communication given by mail shall be two (2) business days after the date on which such notice is deposited in the U.S. mail. The date of service of any notice given by courier service (as described above) shall be one (1) business day after deposit with such courier service.

         Section 21.3. GOVERNING LAW. It is the intent of the parties hereto that all questions with respect to the construction of this Lease and the rights and the liabilities of the parties hereto shall be determined in accordance with the laws of the State (as defined in the Data Sheet), and that all disputes arising hereunder shall be heard and decided in the local jurisdiction where the Shopping Center is located.

         Section 21.4. SUCCESSORS. This Lease and all rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the said parties; and if there shall be more than one Tenant, or more than one person or entity acting collectively as Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements contained herein. Any restriction on or requirement imposed upon Tenant hereunder shall be deemed to extend to Tenant's guarantor, Tenant's sublessees, Tenant's assignees and Tenant's invitees, and it shall be Tenant's obligation to cause the foregoing persons to comply with such restrictions or requirements. No rights, however, shall inure to the benefit of any assignee or other transferee of Tenant, and no rights or benefits shall be conferred upon any such assignee or transferee by reason of this Section 21.4, unless such rights or benefits shall be expressly otherwise set forth in this Lease.

         Section 21.5. LIABILITY OF LANDLORD. Neither Landlord, any persons or entities comprising Landlord, nor any successor-in-interest to Landlord (or to such persons or entities) shall have any personal liability for any failure by Landlord to perform any term, covenant or condition of this Lease. If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord's part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Shopping Center and out of rents or other income from such property receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Shopping Center, subject, nevertheless, to the rights of Landlord's mortgagee, and neither Landlord nor any of the persons or entities comprising Landlord shall be liable for any deficiency. The foregoing limitation of liability shall be noted in any judgment secured against Landlord. The limitations of Tenant's right of recovery against Landlord and any Landlord related parties set forth in this Section 21.5 shall survive the expiration of the Term of this Lease (whether by lapse of time or otherwise).

         Section 21.6. BROKERS. Tenant warrants and represents that there was no broker or agent instrumental in consummating this Lease. Tenant agrees to indemnify and hold Landlord harmless against any claims for brokerage or other commissions arising (directly or indirectly) by reason of a breach by Tenant of this representation and warranty.

         Section 21.7. TRANSFER BY LANDLORD. Landlord hereunder shall have the right to freely assign this Lease without notice to or the consent of Tenant.

         Section 21.8. NO PARTNERSHIP. Notwithstanding the fact that a portion of the rent reserved hereunder may be a percentage of Tenant's Gross Sales, and notwithstanding anything else to the contrary, Landlord shall not be deemed to be a partner of Tenant or a joint venturer with Tenant.

         SECTION 21.9. WAIVER OF COUNTERCLAIMS. TENANT SHALL NOT IMPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS (WITH THE EXCEPTION OF MANDATORY COUNTERCLAIMS THAT TENANT WOULD BE BARRED OR ESTOPPED FROM RAISING IN A SEPARATE ACTION) IN A SUMMARY PROCEEDING OR OTHER ACTION BASED ON TERMINATION OR HOLDOVER, IT BEING THE INTENT OF THE PARTIES HERETO THAT TENANT BE STRICTLY LIMITED IN SUCH INSTANCE TO BRINGING A SEPARATE ACTION IN THE COURT OF APPROPRIATE JURISDICTION. TENANT FURTHER AGREES NOT TO SEEK THE CONSOLIDATION OF ANY SUCH SEPARATE ACTION BROUGHT BY TENANT WITH ANY TERMINATION OR HOLDOVER ACTION BROUGHT BY LANDLORD. THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LANDLORD MAKING, EXECUTING AND DELIVERING THIS LEASE, AND TENANT'S WAIVER OF ITS RIGHT TO COUNTERCLAIM OR TO SEEK CONSOLIDATION IN ANY SUMMARY PROCEEDING OR OTHER ACTION BASED ON TERMINATION OR HOLDOVER IS DONE KNOWINGLY, INTELLIGENTLY AND VOLUNTARILY.

         SECTION 21.10. WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON, OR IN RESPECT OF, ANY MATTER

WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT'S USE OR OCCUPANCY OF THE LEASED PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE.

         Section 21.11. SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

         Section 21.12. NO WAIVER. No failure by Landlord to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease to be kept, observed or performed by Tenant, and no failure by Landlord to exercise any right or remedy available upon a breach of any such term, covenant, agreement, provision, condition or limitation of this Lease, shall constitute a waiver of any such breach or of any such term, covenant, agreement, provision, condition or limitation of this Lease.

         Section 21.13. INTEREST. Any amount due from Tenant to Landlord which is not paid within seven (7) days following the date due shall bear interest at the Prime Rate reported in the Money Rates section of The Wall Street Journal on the twenty-fifth (25th) day of the month preceding the date upon which the obligation is incurred plus five percent (5%) ("Interest") from the date due until paid, unless otherwise specifically provided herein, but the payment of such Interest shall not excuse or cure any default by Tenant under this Lease. In no event shall any Interest calculated hereunder be at a rate which is higher than the maximum rate which is allowed under the usury laws of the State, which maximum rate of interest shall be substituted for the rate in excess thereof, if any, computed pursuant to this provision.

         Section 21.14. EXCAVATION. If an excavation shall be made upon land adjacent to the Leased Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation license to enter upon the Leased Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building of which the Leased Premises form a part from injury or damage and to support the same by proper foundation, without any claim for damages or indemnity from Landlord or diminution or abatement of rent.

         Section 21.15. RULES AND REGULATIONS. Tenant agrees to comply with and observe all reasonable rules and regulations established by Landlord for the Shopping Center from time to time. Tenant's failure to keep and observe such rules and regulations shall constitute a default under this Lease.

         Section 21.16. FINANCIAL STATEMENTS. Upon Landlord's written request from time to time, Tenant shall, within ten (10) days after Landlord's request therefor, furnish Landlord financial statements outlining Tenant's then-current financial condition as well as financial statements outlining the then-current financial condition of any guarantor of this Lease. Landlord may request financial statement(s) not more than once per Lease Year, and shall maintain all financial information provided in a confidential manner.

         Section 21.17. GENERAL RULES OF CONSTRUCTION. (a) This Lease may be executed in several counterparts, and the counterparts shall constitute one and the same instrument; (b) Landlord may act under this Lease by its attorney or agent; (c) wherever a requirement is imposed on Tenant hereunder, Tenant shall be required to perform such requirement at its sole cost and expense unless it is specifically otherwise provided herein; (d) (i) wherever appropriate herein, the singular includes the plural and the plural includes the singular; (ii) whenever the word "including" is used herein, it shall be deemed to mean "including, but not limited to"; and (iii) the words "re-enter" and "re-entry" as used herein shall not be restricted to their technical legal meaning; (e) anything in this Lease to the contrary notwithstanding: (i) any provision hereof which permits or requires a party to take any particular action shall be deemed to permit or require, as the case may be, such party to cause such action to be taken; and (ii) any provision hereof which requires any party not to take any particular action shall be deemed to require such party to prevent such action to be taken by any person or by operation of law.

         Section 21.18. RECORDING. Neither this Lease nor any memorandum hereof may be recorded without the express written consent of Landlord. Landlord agrees, at Tenant's request, to execute and deliver a memorandum of lease that does not recite any of the economic terms of this Lease, and Tenant may record such memorandum, at Tenant's sole cost, in the land records for the jurisdiction in which the Shopping Center is located.

         Section 21.19. EFFECTIVE DATE. For all purposes hereof, the "Effective Date" of this Lease shall be the date upon which this Lease shall have been executed by both parties and physically delivered by Landlord to Tenant or its attorney. Prior to the Effective Date, neither this Lease nor anything hereunder contained shall be legally binding on either Landlord or Tenant, and the submission of this Lease by Landlord to Tenant prior to such Effective Date for examination or consideration by Tenant or discussion between Landlord and Tenant shall not constitute a reservation of or option for the Leased Premises or create any legal obligation or liability whatsoever on Landlord.

         Section 21.20. HEADINGS. The captions, section numbers, article numbers and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

         Section 21.21. TENANT LIABILITY. If two or more individuals, corporations, partnerships or other persons (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other persons to pay rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other persons shall be deemed to have been given or made by, with or to all of them.

         Section 21.22. OTHER TENANTS. Landlord reserves the absolute right to effect other tenancies in the Shopping Center as Landlord shall determine in the exercise of its sole business judgment. Tenant does not rely on the fact, nor does Landlord represent, that any specific stores or occupants, or any particular number of stores or occupants, shall occupy any space in the Shopping Center during the Term of this Lease. A vacation of premises or cessation of operations by any other tenant(s) in the Shopping Center shall not in any way release Tenant from its obligations under this Lease.

         Section 21.23. DUE AUTHORIZATION. If Tenant is a corporation, a limited liability company or a partnership, the person(s) executing this Lease on behalf of Tenant hereby covenant and warrant that: Tenant is a duly formed corporation or a duly formed limited liability company or a duly created partnership (as the case may be) in good standing, qualified to do business in the state in which the Shopping Center is located; such persons are duly authorized by such corporation or limited liability company or partnership to execute and deliver this Lease on behalf of such corporation, limited liability company or partnership; and this Lease constitutes a valid and binding agreement of Tenant in accordance with the terms hereof.

         Section 21.24. CONFIDENTIALITY. It is agreed and understood that Tenant may acknowledge only the existence of this Lease by and between Landlord and Tenant, and that Tenant may not disclose any of the terms and provisions contained in this Lease to any other tenant or occupant in the Shopping Center or to any agent, employee, subtenant or assignee of such tenant or occupant. Tenant acknowledges that any breach by Tenant of the agreements set forth in this Section shall cause Landlord irreparable harm. The terms and provisions of this Section shall survive the termination of this Lease (whether by lapse of time or otherwise).

         Section 21.25. ATTORNEYS' FEES. In any action or proceeding hereunder, the prevailing party shall be entitled to recover from the other party the prevailing party's reasonable costs and expenses in such action or proceeding, including reasonable attorneys' fees, costs and expenses. If either party is sued by a third party as a result of a violation of a covenant or warranty herein contained by the other party hereto, then the party who has violated the covenant or warranty shall be responsible for the reasonable costs and expenses in such action or proceeding incurred by the other party, including reasonable attorneys' fees, costs and expenses.

         SECTION 21.26. WAIVER OF REDEMPTION BY TENANT. TENANT HEREBY WAIVES FOR TENANT AND FOR ALL THOSE CLAIMING UNDER TENANT ALL RIGHT NOW OR HEREAFTER EXISTING TO REDEEM BY ORDER OR JUDGMENT OF ANY COURT OR BY ANY LEGAL PROCESS OR WRIT, TENANT'S RIGHT OF OCCUPANCY OF THE LEASED PREMISES AFTER ANY TERMINATION OF THIS LEASE.

         Section 21.27. RULE AGAINST PERPETUITIES SAVINGS CLAUSE. If the "Rule Against Perpetuities" would invalidate this Lease or any portion hereof, or would limit the time during which this Lease shall be effective, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary contained herein, each such interest in property must vest, if at all, before the passing of twenty-one (21) years from the date of this Lease, or this Lease shall become null and void on the expiration of such twenty-one (21) year period and the parties hereto shall have no further liability under this Lease to the other accruing thereafter.

         Section 21.28. GROUND LEASE. Notwithstanding anything else contained in this Lease, Tenant acknowledges that Landlord's interest in the land upon which the Shopping Center is to be or has been constructed is that of a ground lessee under a ground lease between Landlord and the owner of such land (the "Ground Lease"). Tenant agrees that (i) this Lease is and shall be subordinate to the Ground Lease, as the same may from time to time be modified, extended, restated or replaced, (ii) upon any termination of the Ground Lease, Tenant shall attorn to the ground lessor and recognize said ground lessor as its lessor under this Lease, and (iii) said ground lessor shall be named as an additional insured under Tenant's liability insurance described in Section 9.2 above (provided Tenant has been furnished with the name of such ground lessor). Landlord represents and warrants that the Ground Lease contains (and any restatement or replacement thereof will contain) provisions pursuant to which the ground lessor irrevocably agrees to recognize this Lease and Tenant's interest hereunder in the event of any termination of the Ground Lease (unless such termination is caused by a casualty or condemnation that also results in a termination of this Lease), so long as Tenant is not then in default under this Lease beyond any applicable cure period; provided that, upon such recognition, the ground lessor shall not (i) have any obligation to Tenant with respect to any portion of the term of this Lease extending beyond the scheduled expiration date of the Ground Lease (which shall be no earlier than February 28, 2049); (ii) be liable for the acts or defaults of any prior landlord (including Landlord); (iii) have any liability to complete any initial construction of the Leased Premises or to fund any allowance granted by any prior landlord (including Landlord) with respect thereto; (iv) be bound by any payments of rent made by Tenant more than thirty
(30) days in advance; or (v) be liable for the return of any security deposit not actually received by the ground lessor.

         Section 21.29. CONTINGENCY. This Lease is contingent and conditioned upon the securing by Tenant of financing for the Leased Premises on terms and conditions, and at a rate of interest and in a loan amount, satisfactory to Tenant in its sole, but reasonable discretion (said condition being herein referred to as the "Lease Contingency"). In the event the foregoing Lease Contingency has not been satisfied on or before December 31, 2000, then Tenant shall so notify Landlord on or before January 15, 2001 and Landlord and Tenant shall thereafter have the right for thirty (30) days after Landlord's receipt of the notice to terminate and cancel this Lease upon thirty (30) days prior written notice to the other party. In the event Tenant does not provide the notice on or before January 15, 2001 it shall have no further right to terminate this Lease for reason of the Lease Contingency not being met. In the event of termination of this Lease as herein provided, this Lease shall cease and come to an end, Landlord shall reimburse Tenant for any advance Rent paid, and there shall thereupon be no further liability or obligations upon either party under or with respect to this Lease. Each party will, at the other's request, execute an instrument in recordable form containing a release and surrender of all right, title and interest in and to this Lease.

         IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the day and year first above written.


                           LANDLORD:

                           OPRY MILLS LIMITED PARTNERSHIP,



                           By: Opry Mills, L.L.C.,
                               Its General Partner

                               By:  The Mills Limited Partnership
                                    Its Manager


ATTEST:                                 By: The Mills Corporation
                                             Its General Partner

/s/ [ILLEGIBLE}                              By: /s/ Judith Bearson      [Seal]
---------------------------                      -------------------------------
Asst. Secretary                                  Judith Berson
                                                 Executive Vice President



                           TENANT:

                           BIG BUCK BREWERY & STEAKHOUSE, INC.


                           By: /s/ William F. Rolinski
                               ------------------------------------------------
                               Name:  William F. Rolinski
                               Its: President

                           ACKNOWLEDGMENT OF LANDLORD

STATE OF VIRGINIA          )
                           )  SS
COUNTY OF ARLINGTON        )


         On this 8th day of January, 2001, before me, a Notary Public in and for said county and state, personally appeared Judith Berson, personally known to me to be the person who executed the foregoing Shopping Center Lease, and acknowledged before me that she was duly authorized and did execute same on behalf of The Mills Corporation, as general partner of The Mills Limited Partnership, the manager of Opry Mills LLC, the general partner of Opry Mills Limited Partnership.

         GIVEN under my hand and Notarial Seal, this 8th day of January, 2001.


                                    /s/ [ILLEGIBLE]
                                    -------------------------------------------
                                                     Notary Public

                                    My Commission expires: 8/31/03
                                                          ---------------------



                            ACKNOWLEDGMENT OF TENANT

STATE OF MICHIGAN          )
                           ) SS
COUNTY OF OTSEGO           )


         On this 9th day of November, 2000, before me, a Notary Public in and for said county and state, personally appeared William F. Rolinski, personally known to me to be the person who executed the foregoing Shopping Center Lease, and acknowledged before me that (s)he was duly authorized and did execute same on behalf of Big Buck Brewery & Steakhouse, Inc.

         GIVEN under my hand and Notarial Seal, this 9th day of November, 2000.


                                    /s/ Diane M. House
                                    -------------------------------------------
                                                     Notary Public

                                    My Commission Expires: 1/7/2004
                                                          ---------------------